Filed Pursuant to Rule 424(b)(5)
Registration No. 333-214480

Prospectus Supplement

to Prospectus Dated December 5, 2016

3,800,000 Shares

Resolute Energy Corporation

Common stock

We are offering 3,800,000 shares of our common stock.

Our common stock trades on the New York Stock Exchange, or NYSE, under the symbol “REN.” On December 19, 2016 the last sale price of the shares as reported on the NYSE was $41.00 per share.

Investing in our common stock involves risks including those described in the “Risk Factors” section beginning on page S-11 of this prospectus supplement and page 8 of the accompanying prospectus. You should also consider the risk factors described in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Per Share	Total

Public offering price	$38.0000	$144,400,000

Underwriting discounts and commissions	$1.0925	$4,151,500

Proceeds, before expenses, to us	$36.9075	$140,248,500

The underwriters may also exercise their option to purchase up to an additional 570,000 shares from us, at the price per share set forth above, for 30 days after the date of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares to purchasers on or about December 23, 2016.

Joint Book-running Managers

BMO Capital Markets	Goldman, Sachs & Co.

Barclays	Capital One Securities	Johnson Rice & Company L.L.C.

SunTrust Robinson Humphrey

Co-Managers

Petrie Partners Securities	Seaport Global Securities	Wunderlich

The date of this prospectus supplement is December 19, 2016

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of our common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information about securities we may offer from time to time, some of which information may not apply to this offering. Generally, when we refer to this prospectus, we are referring to both this prospectus supplement and the accompanying prospectus. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the accompanying prospectus or in any document incorporated by reference that was filed with the Securities and Exchange Commission (the “SEC”) before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date (for example, a document incorporated by reference in this prospectus supplement), the statement in the document having the later date modifies or supersedes the earlier statement. We urge you to carefully read this prospectus supplement, the information incorporated by reference, the accompanying prospectus, and any free writing prospectus that we authorize to be distributed to you before buying shares of common stock being offered under this prospectus supplement. The documents incorporated by reference in this prospectus supplement are described under “Information Incorporated by Reference”.

In making your investment decision, you should rely only on the information included or incorporated by reference in this prospectus supplement or to which this prospectus supplement refers or that is contained in any free writing prospectus relating to the common stock to which we refer you. We and the underwriters have not authorized anyone to provide you with any other information. If you receive any other information, you should not rely on it. Neither this prospectus supplement nor the accompanying prospectuses constitute an offer to sell or the solicitation of an offer to buy any securities other than the common stock offered hereunder, nor does this prospectus supplement or the accompanying prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than its date or that the information incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of the incorporated document. The information contained in this prospectus supplement and the accompanying prospectus or in any document incorporated by reference herein or therein is accurate and complete only as of the date hereof or thereof, respectively, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our common stock by us or the underwriters. Our business, financial condition, results of operations and prospects may have changed since those dates.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. The use of any statements containing the words “anticipate,” “intend,” “believe,” “estimate,” “project,” “expect,” “plan,” “should” or similar expressions are intended to identify such statements, however the absence of such words does not mean that the statements are not forward-looking. Forward-looking statements included or incorporated by reference in this prospectus supplement relate to, among other things, the expected benefits of acquisitions; our use of proceeds from this offering; our production and cost guidance for 2016; anticipated future capital expenditures and the sources of funding for such capital expenditures; our financial condition and management of the Company in the current commodity price environment; future financial and operating results; our intention to refinance our revolving credit facility; our intention to evaluate and pursue liquidity enhancing and de-levering transactions, including joint ventures and asset sales including the anticipated disposition of our New Mexico properties and the timing of such transaction; liquidity and availability of capital including projections of free cash flow; additional future potential full cost ceiling impairments; future downward adjustments in estimated proved reserves as a result of low commodity prices; future borrowing base adjustments and the effect thereof; future production, reserve growth and decline rates; our plans and expectations regarding our development activities including drilling, deepening, recompleting, fracing and refracing wells, the number of such potential projects, locations and productive intervals, the drilling costs associated with such projects; the timing to reach “held by production” status; the rates of return and time to payout on such projects and the resource potential of such projects; the prospectivity of our properties and acreage; availability of alternative oil purchase markets and oil takeaway systems; and the anticipated accounting treatment of various activities. Although we believe that these statements are based upon reasonable current assumptions, no assurance can be given that the future results covered by the forward-looking statements will be achieved. Forward-looking statements can be subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by the forward-looking statements. All forward-looking statements speak only as of the date made. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. Except as required by law, we undertake no obligation to update any forward-looking statement. Factors that could cause actual results to differ materially from our expectations include, among others, those factors referenced in the “Risk Factors” section of this prospectus, in our 2015 Annual Report and the Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, and such things as:

•	our ability to realize the expected benefits from the interests in oil and gas assets in Reeves County, Texas purchased from Firewheel Energy, LLC in October 2016;

•	difficulties in integrating our operations as a result of any significant acquisitions;

•

volatility of oil and gas prices, including extended periods of depressed prices that would adversely affect our revenue, income, cash flow from operations and liquidity and the discovery, estimation and development of, and our ability to replace oil and gas reserves;

•

a lack of available capital and financing, including the capital needed to pursue our operations and other development plans for our properties, on acceptable terms, including as a result of a reduction in the borrowing base under our revolving credit facility (the “Revolving Credit Facility”);

•	risks related to our level of indebtedness;

•

our ability to fulfill our obligations under our Revolving Credit Facility, our second lien secured term loan facility (the “Secured Term Loan Facility”), our 8.50% Senior Notes due 2020 (the “Senior Notes”) and any additional indebtedness we may incur;

•	constraints imposed on our business and operations by our Revolving Credit Facility, our Secured Term Loan Facility and Senior Notes may limit our ability to execute our business strategy;

•	future write downs of reserves and the carrying value of our oil and gas properties;

•	our future cash flow, liquidity and financial position;

•	the success of our business and financial strategy, derivative strategies and plans;

•	the success of the development plan for and production from our oil and gas properties;

•	risks associated with rising interest rates;

•	risks associated with all of our Aneth Field oil production being purchased by a single customer and connected to such customer with a pipeline that we do not own or control;

•	inaccuracies in reserve estimates;

•	the completion, timing and success of drilling on our properties;

•	operational problems, or uninsured or underinsured losses affecting our operations or financial results;

•	the amount, nature and timing of our capital expenditures, including future development costs;

•	anticipated CO2 supply, which is currently sourced exclusively from Kinder Morgan CO2 Company, L.P. under a contract with take or pay obligations;

•	the effectiveness and results of our CO2 flood program at Aneth Field;

•

our relationship with the Navajo Nation, the local community in the area where we operate Aneth Field, and Navajo Nation Oil and Gas Company, as well as certain purchase rights held by Navajo Nation Oil and Gas Company;

•	the impact of any U.S. or global economic recession;

•	the timing and amount of future production of oil and gas;

•	the ability to sell or otherwise monetize assets at values and on terms that are advantageous to us;

•	availability of, or delays related to, drilling, completion and production, personnel, supplies and equipment;

•	risks and uncertainties in the application of available horizontal drilling and completion techniques;

•	uncertainty surrounding occurrence and timing of identifying drilling locations and necessary capital to drill such locations;

•	our ability to fund and develop our estimated proved undeveloped reserves;

•	the effect of third party activities on our oil and gas operations, including our dependence on third party owned gas gathering and processing systems;

•	our operating costs and other expenses;

•	our success in marketing oil and gas;

•

the impact and costs related to compliance with, or changes in, laws or regulations governing our oil and gas operations, including changes in Navajo Nation laws, and the potential for increased regulation of drilling and completion techniques, underground injection or fracing operations;

•	our relationship with the local communities in the areas where we operate;

•	the availability of water and our ability to adequately treat and dispose of water while and after drilling and completing wells;

•	regulation of salt water injection intended to address seismic activity;

•	the concentration of our producing properties in a limited number of geographic areas;

•	potential changes to regulations affecting derivatives instruments;

•	environmental liabilities under existing or future laws and regulations;

•	the impact of climate change regulations on oil and gas production and demand;

•	potential changes in income tax deduction and credits currently available to the oil and gas industry;

•	the impact of weather and the occurrence of disasters, such as fires, explosions, floods and other events and natural disasters;

•	competition in the oil and gas industry and failure to keep pace with technological development;

•	developments in oil and gas producing countries;

•	risks relating to our joint interest partners’ and other counterparties’ inability to fulfill their contractual commitments;

•	loss of senior management or key technical personnel;

•	the impact of long-term incentive programs, including performance-based awards and stock appreciation rights;

•	timing of issuance of permits and rights of way, including the effects of any government shut-downs;

•	potential power supply limitations in the electrical infrastructure serving Aneth Field;

•	timing of installation of gathering infrastructure in areas of new exploration and development;

•	potential breakdown of equipment and machinery relating to the Aneth compression facility;

•	losses possible from pending or future litigation;

•	cybersecurity risks;

•

the risk of a transaction that could trigger a change of control under our debt agreements and the higher likelihood of such a transaction of such a transaction occurring due to our current low stock price;

•

acquisitions and other business opportunities (or lack thereof) that may be presented to and pursued by us, and the risk that any opportunity currently being pursued will fail to consummate or encounter material complications;

•	our ability to achieve the growth and benefits we expect from our acquisitions;

•	risks associated with unanticipated liabilities assumed, or title, environmental or other problems resulting from, our acquisitions;

•	risk factors discussed or referenced in this prospectus; and

•	other factors, many of which are beyond our control.

Additionally, the SEC requires oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward, from known reservoirs, under existing economic conditions, operating methods and governmental regulations. The SEC permits the optional disclosure of “probable” and “possible” reserves. From time to time, we may elect to disclose probable reserves and possible reserves, excluding their valuation, in our SEC filings, press releases and investor presentations. The SEC defines “probable” reserves as “those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are likely as not to be recovered.” The SEC defines “possible” reserves as “those additional reserves that are less certain to be recovered than probable reserves.” The Company applies these definitions when estimating probable and possible reserves. Statements of reserves are only estimates and may not correspond to the ultimate quantities of oil and gas recovered. Any reserves estimates or potential resources disclosed in our public filings, press releases and investor presentations that are not specifically designated as being estimates of proved reserves may include estimated reserves not necessarily calculated in accordance with, or contemplated by, the SEC’s reserves reporting guidelines.

SEC rules prohibit us from including resource estimates in our public filings with the SEC. Our potential resource estimates include estimates of hydrocarbon quantities for (i) new areas for which we do not have sufficient information to date to classify as proved, probable or possible reserves, (ii) other areas to take into account the level of certainty of recovery of the resources and (iii) uneconomic proved, probable or possible reserves. Potential resource estimates do not take into account the certainty of resource recovery and are therefore not indicative of the expected future recovery and should not be relied upon for such purpose. Potential resources might never be recovered and are contingent on exploration success, technical improvements in drilling access, commerciality and other factors. We sometimes include estimates of quantities of oil and gas using certain terms, such as “resource,” “resource potential,” “EUR,” “oil in place,” or other descriptions of volumes of reserves, which terms include quantities of oil and gas that may not meet the SEC definition of proved, probable and possible reserves. These estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of being recovered. The Company believes its potential resource estimates are reasonable, but such estimates have not been reviewed by independent engineers. Furthermore, estimates of potential resources may change significantly as development provides additional data, and actual quantities that are ultimately recovered may differ substantially from prior estimates.

Finally, 24-hour peak IP rates, 30-day peak IP rates, 90-day peak IP rates, 120-day peak IP rates and 150-day peak rates, for both our wells and for those wells that are located near to our properties are limited data points in each well’s productive history. These rates are sometimes actual rates and sometimes extrapolated or normalized rates. As such, the rates for a particular well may change as additional data becomes available. Peak production rates are not necessarily indicative or predictive of future production rates, EUR or economic rates of return from such wells and should not be relied upon for such purpose. Equally, the way we calculate and report peak IP rates and the methodologies employed by others may not be consistent, and thus the values reported may not be directly and meaningfully comparable. Lateral lengths described are indicative only. Actual completed lateral lengths depend on various considerations such as lease-line offsets. Standard length laterals, sometimes referred to as 5,000 foot laterals, are laterals with completed length generally between 4,000 feet and 5,500 feet. Mid-length laterals, sometimes referred to as 7,500 foot laterals, are laterals with completed length generally between 6,500 feet and 8,000 feet. Long laterals, sometimes referred to as 10,000 foot laterals, are laterals with completed length generally longer than 8,000 feet.

You are urged to consider closely the disclosure in our 2015 Annual Report, and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 , June 30, 2016, and September 30, 2016 in particular the factors described under “Risk Factors” in our 2015 Annual Report and Quarterly Report on Form 10-Q for the quarter ended September 30, 2016.

SUMMARY

This summary highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference herein and therein. It does not contain all of the information you should consider before making an investment decision. You should read this entire prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and therein and the other documents to which we refer for a more complete understanding of our business and this offering. Please read “Risk Factors” beginning on page S-5 of this prospectus supplement and the additional information contained in our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016, and September 30 2016, which are incorporated by reference in this prospectus supplement, for financial and other important information you should consider before making an investment decision. Unless the context otherwise requires, the terms “we”, “us”, “our”, and the “company” refer to Resolute Energy Corporation and its wholly-owned subsidiaries.

RESOLUTE ENERGY CORPORATION

We are a publicly traded, independent oil and gas company with assets located primarily in the Delaware Basin in West Texas and the Paradox Basin in southeast Utah. Our development activity is focused on our approximately 20,000 gross (16,300 net) operated acreage position in what we believe to be the core of the Wolfcamp horizontal play in northern Reeves County, Texas. Our corporate strategy is to drive organic growth in reserves, production and cash flow through development of our Reeves County acreage and opportunistic bolt-on acquisitions in the Delaware Basin while continuing to focus on improving margins in our Paradox Basin properties while de-risking certain future growth projects through selectively targeted capital investment.

We have been active in the Delaware Basin since 2011 and began horizontal development in the Wolfcamp in late 2013. Through December 18, 2016, we had drilled and completed twenty gross horizontal wells in Reeves County. Our 2016 capital program targeted the drilling of 14 gross horizontal wells, and through the date of this prospectus, we have drilled and completed twelve of these wells, two additional wells are currently drilling. The wells drilled to date in 2016 have targeted the Wolfcamp A reservoir and have been comprised of both mid-length (approximately 7,500’) and long (approximately 10,000’) laterals. We believe longer laterals offer superior rates of return and given that our acreage is well-suited to the drilling of mid-length and long laterals, we plan to focus on these moving forward. Results from the wells we have completed to date in the 2016 drilling program have significantly exceeded our expectations and have led us to increase our estimates for initial production and ultimate recoveries from these wells. We expect to add a second drilling rig early in 2017 with a view to accelerating development of what we estimate are more than 300 gross potential Wolfcamp A and B drilling locations.

In the Paradox Basin in southeast Utah, we operate a large enhanced oil recovery (“EOR”) project in Aneth Field. Aneth Field is estimated to contain approximately 1.5 billion barrels of original oil in place and is estimated to have produced in excess of 444 million barrels since its discovery in the mid-1950s. We have operated all of Aneth Field since 2006 and have actively expanded the CO2 flood begun by previous operators in the mid-1980s. In the current commodity price environment, ongoing investment in Aneth has been limited and we have focused our attention on reducing operating costs and improving production reliability. As a result of our efforts, from the second quarter of 2014 to the third quarter of 2016, lease operating costs have declined more than 25% and total capital costs (including CO2) have declined more than 50% while production has remained essentially flat since early 2014.

Update relating to Long Term Incentive Program

As part of our 2015 and 2016 long term incentive program due to the then low stock price environment, Resolute issued certain cash-settled awards in place of our normal practice of issuing restricted stock awards. These awards included performance-based restricted cash awards granted in May 2015, paid out based on our average stock price compared to targets from $10.00 to $40.00 per share and cash-settled stock appreciation rights granted in February 2016 with an average strike price of $2.84. These long term incentive awards were previously disclosed in our SEC filings.

GAAP requires that these instruments be marked-to-market to reflect fair value at the end of each quarter. Resolute’s common stock price rose from a closing price on the NYSE of $2.97 on June 30, 2016 to $39.12 on December 16, 2016. As a result, we expect to recognize $15.0 million to $16.5 million of expense in the fourth quarter of 2016 for these awards based on their fair value at the end of the quarter, compared to $16.0 million of such expense in the third quarter of 2016. Actual cash payments expected to be made in 2016 are approximately $5.8 million, of which approximately $2.9 million are expected to be made by the three months ended December 31, 2016, but they may be higher depending on increases in the price for our common stock.

CORPORATE INFORMATION

Our executive offices are located at 1700 Lincoln Street, Suite 2800, Denver, CO 80203 and our telephone number at that address is 303-534-4600. Our website address is http://www.resoluteenergy.com. Information contained on, or available through, our website is not part of this prospectus, except for the SEC filings incorporated herein by reference.

THE OFFERING

Issuer	Resolute Energy Corporation

Common stock offered by us	3,800,000 shares.

Option to purchase additional shares	The underwriters also have the option to purchase up to an additional 570,000 shares from us on the same terms and conditions within 30 days from the date of this prospectus supplement.

Common stock outstanding following the offering(1)	21,360,221 shares (or 21,930,221 shares if the underwriters exercise their option to purchase additional shares in full).

Use of proceeds

We estimate that the net proceeds from this offering, after deducting the underwriting discount and commissions and our estimated offering expenses, will be approximately $139.8 million (or $160.8 million if the underwriters exercise their option to purchase additional shares in full).

We intend to use a portion of the net proceeds from this offering to repay in full our Secured Term Loan Facility. The remainder of the net proceeds will be used to repay a portion of the borrowings currently outstanding under our Revolving Credit Facility. See “Use of Proceeds.”

Risk factors

Investing in our common stock involves substantial risk. You should carefully consider the risk factors set forth or cross-referenced in the sections entitled “Risk factors” beginning on page S-11 of this prospectus supplement and on page 8 of the accompanying prospectus, and the other information contained in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein, including our Annual

Report on Form 10-K of the year ended December 31, 2015 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, prior to making an investment in our common stock.

Trading symbol	Our common stock is listed on the NYSE under the symbol “REN”.

(1)	The number of shares of common stock to be outstanding immediately following this offering is based on 17,560,221 shares outstanding as of December 16, 2016.

Immediately after the consummation of this offering, we will have approximately 21,360,221 shares of our common stock outstanding (or 21,930,221 shares if the underwriters exercise their option to purchase additional shares in full), based on 17,560,221 shares of our common stock outstanding as of December 16, 2016, and excluding:

•

any shares of common stock issuable upon conversion of the $62.50 million aggregate liquidation preference of our 8 1⁄8% Series B Cumulative Perpetual Convertible Preferred Stock (our “Convertible Preferred Stock”);

•	1,055,565 shares of common stock issuable (subject to certain vesting and other conditions) upon the exercise of outstanding employee stock options pursuant to our equity incentive plan; and

•	1,056,430 shares of common stock reserved and available for issuance in connection with future awards under our equity incentive plan.

RISK FACTORS

Any investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, and all of the information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus, including the extensive risk factor disclosures contained in our Annual Report on Form 10-K of the year ended December 31, 2015 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, before deciding whether to purchase our common stock. The risks and uncertainties described below and in such incorporated documents are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks actually occurs, our business, financial condition or results of operations would suffer. In that case, the trading price of our common stock could decline and you could lose all or part of your investment. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements”.

The market price of our common stock may be volatile and our stock price could decline.

The trading price of shares of our common stock has from time to time fluctuated widely and in the future may be subject to similar fluctuations. For instance, in the last 12 months, the market price of our common stock has at times been below $2.40 per share and at times above $39.00 per share. The trading price of our common stock may be affected by a number of factors, including the volatility of oil and natural gas prices, our operating results, changes in our earnings estimates, additions or departures of key personnel, our financial condition and the success of our drilling activities, legislative and regulatory changes, conditions in the oil and natural gas exploration and development industry, general economic conditions, and conditions in the securities markets. In particular, the market price of our common stock recently increased significantly following an announcement by OPEC of an agreement among its members to reduce production levels. Any termination, modification or failure to implement that agreement could have a significantly negative effect on the price of oil and the trading price of our common stock. More generally, a significant or extended decline in commodity prices, regardless of the cause, could have a material adverse effect on the price of our common stock.

Because we have no plans to pay, and are currently restricted from paying, dividends on our common stock, investors must look solely to appreciation in the value of our common stock for a return on their investment in us.

We do not anticipate paying dividends on our common stock in the foreseeable future. We currently intend to retain all future earnings to fund the development and growth of our business. Any payment of future dividends will be at the discretion of our board of directors. In addition, covenants contained in our Revolving Credit Facility and the indenture governing our Senior Notes restrict the payment of dividends. Investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize a return on their investment. Investors seeking cash dividends should not purchase our common stock.

We are able to issue shares of preferred stock with greater rights than our common stock.

Our board of directors is authorized to issue one or more series of preferred stock from time to time without any action on the part of our stockholders. Our board of directors also has the power, without stockholder approval, to set the terms of any such series of preferred stock that may be issued, including voting rights, dividend rights and preferences over our common stock with respect to dividends and other terms. If we issue preferred stock in the future that has a preference over our common stock with respect to the payment of dividends or other terms, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of holders of our common stock or the market price of our common stock could be adversely affected.

There may be future dilution of our common stock, which could adversely affect the market price of our common stock.

We are not restricted from issuing additional shares of our common stock. We may also issue securities convertible into, or exchangeable for, or that represent the right to receive, shares of our common stock. In the future, we may issue shares of our common stock to raise cash for future drilling and development activities or acquisitions. We regularly evaluate acquisition opportunities as part of our overall business strategy and may periodically pursue acquisition prospects as they arise, particularly in light of the significant decline in commodity prices in recent periods. We may pay the purchase price for any such acquisition by using cash, common stock, or a combination of both. Any of these events may dilute your ownership interest in us, reduce our earnings per share and have an adverse effect on the price of our common stock. In addition, sales of a substantial amount of our common stock in the public market, or the perception that these sales may occur, could reduce the market price of our common stock.

We are subject to a Rights Plan that may discourage third parties from attempting to acquire control of our company and have an adverse effect on the price of our common stock.

In May 2016, our board of directors adopted a rights plan (the “Rights Plan”) and declared a dividend of one preferred share purchase right (a “Right”) for each share of common stock held by stockholders of record on May 27, 2016. Our board of directors also authorized and directed the issuance of one Right with respect to each share of common stock issued after May 27, 2016, until the earlier of the Rights’ exercisability and the redemption or expiration of the Rights. Each Right, when exercisable, entitles its holder to purchase from the Company five one-thousandths of a share of Series A Junior Participating Preferred Stock (subject to certain adjustments) for $4.50 per one-thousandth (subject to certain purchase price adjustments). Five one-thousandths of a share of Series A Junior Participating Preferred Stock would give the stockholder approximately the same dividend, voting and liquidation rights as would one share of common stock. The Rights will generally separate from the common stock and become exercisable if any person or group acquires or announces a tender offer to acquire beneficial ownership of 20% or more of our outstanding common stock. The Rights will automatically be exercised and exchanged for common stock on a one-for-one basis if any person or group, but for the Rights Plan, would acquire beneficial ownership of 35% or more of our outstanding voting securities. However, all of the Rights may be redeemed by our board of directors for $0.005 per Right (subject to adjustment upon a stock split or stock dividend of common stock) at any time prior to their exercisability. Because the Rights may substantially dilute the stock ownership of a person or group attempting to take us over, the Rights Plan could make it more difficult for a third party to acquire us (or a significant percentage of our outstanding capital stock) without first negotiating with our board of directors.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting the underwriting discount and commissions and our estimated offering expenses, will be approximately $139.8 million (or $160.8 million if the underwriters exercise their option to purchase additional shares in full).

We intend to use a portion of the net proceeds from this offering to repay in full our Secured Term Loan Facility. The remainder of the net proceeds will be used to repay a portion of the borrowings currently outstanding under our Revolving Credit Facility.

As of November 30, 2016, the outstanding balance under our Secured Term Loan Facility was approximately $128.3 million. Borrowings under the Secured Term Loan Facility generally bear interest at adjusted LIBOR plus 10%, with a 1% LIBOR floor. Our Secured Term Loan Facility will mature on the date that is six months after the maturity of our Revolving Credit Facility, but in no event later than November 1, 2019.

As of November 30, 2016, the outstanding balance under our Revolving Credit Facility was approximately $40.0 million. Each base rate borrowing under the Revolving Credit Facility accrues interest at either (a) the London Interbank Offered Rate (“LIBOR”), plus a margin which varies from 1.50% to 2.50% or (b) the alternative Base Rate defined as the greater of (i) the Administrative Agent’s Prime Rate (ii) the Federal Funds effective Rate plus 0.5% or (iii) an adjusted London Interbank Offered Rate plus a margin which ranges from 0.50% to 1.50% . The Revolving Credit Facility matures in March 2018.

Affiliates of certain of the underwriters serve as lenders under our Revolving Credit Facility and will receive a portion of the net proceeds of this offering in connection with the repayment of a portion of the outstanding indebtedness under our Revolving Credit Facility.

CAPITALIZATION

The following table sets forth our forth our combined cash and cash equivalents, total debt and stockholders’ equity as of September 30, 2016:

•	on an actual basis;

•

as adjusted for common stock issued in connection with the Firewheel acquisition and the issuance of 8 1⁄8% Series B Cumulative Perpetual Convertible Preferred Stock and borrowings related to the Firewheel acquisition in October 2016; and

•

as further adjusted to give effect to the issuance and sale of our common stock offered hereby and the application of the estimated net proceeds therefrom (assuming no exercise of the underwriters’ option to purchase additional shares of our common stock) as set forth under “Use of Proceeds.”

You should read the information in conjunction with our consolidated unaudited financial statements incorporated by reference in the prospectus supplement and the accompanying prospectus.

	As of September 30, 2016
	Actual	As Adjusted for October 2016 Issuances	As Adjusted for this Offering
	(in thousands) (unaudited)
Cash and cash equivalents	$908	$908	$807	(1)

Long term debt:
Revolving Credit Facility	$(1,414)	$29,086	$20,086
Secured Term Loan Facility	121,319	121,319	—	(2)
8.50% Senior Notes due 2020	396,891	396,891	396,891

Total long term debt (3)	$516,796	$547,296	$416,977

Stockholder’s equity (deficit):
Common Stock, $0.0001 par value — 15,463,882 shares and 17,578,405 shares issued and outstanding on an actual and an as adjusted for October 2016 issuances basis (4)(5)	2	2	2
8 1⁄8 Series B Cumulative Perpetual Convertible Preferred Stock, $0.0001 par value —62,500 shares issued and outstanding	—	—	—
Additional paid-in capital	664,338	786,237	926,036
Retained earnings	(1,003,481)	(1,003,481)	(1,003,481)

Total stockholders’ equity (deficit)	(339,141)	(217,242)	(77,443)

Total capitalization	$177,655	$330,054	$339,534

(1)	This amount reflects expenses in connection with the repayment of indebtedness.
(2)	Includes payment of a 2% prepayment penalty of the outstanding principal balance.
(3)	All long-term debt amounts shown above are net of unamortized premiums, discounts and deferred financing costs.

(4)

Each share of common stock includes an associated right to purchase from the Company five one-thousandths of a share of Series A Junior Participating Preferred Stock for $4.50 per one-thousandth (subject to adjustment). These purchase rights are not exercisable until the occurrence of certain prescribed events, none of which has occurred. The preferred share purchase rights are, and until the occurrence of any such prescribed event will be, evidenced by the certificates representing the associated shares of common stock and transferable only with such shares of common stock.

(5)

The number of issued and outstanding shares of common stock excludes: (i) any shares of common stock issuable upon conversion of the $62.50 million aggregate liquidation preference of our Convertible Preferred Stock; (ii) 1,055,565 shares of common stock issuable (subject to certain vesting and other conditions) upon the exercise of outstanding employee stock options pursuant to our equity incentive plan; and (iii) 1,056,430 shares of common stock reserved and available for issuance in connection with future awards under our equity incentive plan.

PRICE RANGE OF COMMON STOCK

Our common stock is listed on the NYSE under the symbol “REN”. The following table shows, for the periods indicated, the high and low reported sales prices for our common stock, as reported on the NYSE.

	Sales Price (1)
	High	Low
2016:
Fourth quarter through December 19, 2016 Third quarter	$41.33 26.50	$22.27 2.76
Second quarter	3.85	2.35
First quarter	4.40	2.25
2015:
Fourth quarter	$4.90	$1.96
Third quarter	4.85	1.24
Second quarter	9.00	2.76
First quarter	7.10	2.75
2014:
Fourth quarter	$31.25	$5.00
Third quarter	43.85	31.05
Second quarter	44.90	34.25
First quarter	48.25	32.25

(1)	All sales prices have been adjusted for the reverse stock split of the Company’s common stock, par value $0.0001 per share, at a ratio of 1-for-5, which became effective as of June 8, 2016.

We have not paid any cash dividends on our common stock since our inception. We do not anticipate paying any cash dividends on our common stock in the foreseeable future, as we currently intend to reinvest earnings to finance the expansion of our business. In addition, our Revolving Credit Facility, our Secured Term Loan Facility and the indenture governing our Senior Notes generally restrict our ability to pay cash dividends on our common stock, and we may also enter into credit agreements or other borrowing arrangements in the future that restrict or limit our ability to pay cash dividends on our common stock.

On December 19, 2016, the last reported trading price of our common stock on the NYSE was $41.00 per share. As of December 16, 2016, there were approximately 200 holders of record of our common stock.

DESCRIPTION OF CAPITAL STOCK

As of the date of this prospectus supplement, we are authorized to issue up to 45,000,000 shares of common stock of $.0001 par value, and 1,000,000 shares of preferred stock, par value $.0001 per share. As of December 16, 2016, there were 17,560,221 shares of common stock issued and outstanding and 62,500 shares of preferred stock issued and outstanding.

The following summary of certain provisions of our capital stock does not purport to be complete and is not intended to give full effect to provisions of statutory or common law. The summary is subject to and is qualified in its entirety by reference to all the provisions of our amended and restated certificate of incorporation and amended and restated bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part, and by the provisions of applicable law.

In June 2016, we filed a certificate of amendment to our certificate of incorporation to effect a reverse stock split of the Company’s common stock, par value $0.0001 per share, at a ratio of 1-for-5 (the “Reverse Stock Split”). The certificate of amendment also reduced the number of authorized shares of common stock from 225,000,000 to 45,000,000. The Reverse Stock Split, including the certificate of amendment, was approved by the stockholders at the Company’s 2016 annual meeting of stockholders and by the Company’s Board.

Common Stock

Dividend Rights

Holders of our common stock may receive dividends when, as and if declared by our Board out of the assets legally available for that purpose and subject to the preferential dividend rights of any other classes or series of stock of our company.

Declaration and payment of any dividend are subject to the discretion of our Board. The timing and amount of dividends will be dependent upon our financial condition, operations, cash requirements and availability, debt repayment obligations, capital expenditure needs and restrictions in our debt instruments, industry trends, the provisions of Delaware law affecting the payment of distributions to stockholders and other factors.

There are no restrictions in our certificate of incorporation or bylaws that prevent us from declaring dividends on our common stock; however, we are currently prohibited from declaring dividends under our Revolving Credit Facility and our Secured Term Loan Facility. We have not paid any cash dividends on our common stock since our inception. We do not anticipate paying any cash dividends on our common stock in the foreseeable future, as we currently intend to reinvest our earnings to finance the expansion of our business. In addition, our Revolving Credit Facility and the indenture governing our Senior Notes generally restrict our ability to pay cash dividends on our common stock, and we may also enter into credit agreements or other borrowing arrangements in the future that restrict or limit our ability to pay cash dividends on our common stock.

Voting Rights

Holders of our common stock are entitled to one vote per share in all matters as to which holders of common stock are entitled to vote. Holders of not less than a majority of all of the shares of the stock entitled to vote at any meeting of stockholders constitute a quorum unless otherwise required by law.

Election of Directors

Our Board is elected to staggered terms, with each class of directors standing for election every three years. Directors are elected by a plurality of the votes cast by the holders of our common stock in a meeting at which a quorum is present. “Plurality” means that the individuals who receive the largest number of votes cast are elected as directors, up to the maximum number of directors to be chosen at the meeting.

Liquidation

In the event of any liquidation, dissolution or winding up of Resolute, holders of our common stock have the right to receive ratably and equally all of the assets remaining after payment of liabilities and liquidation preferences of any preferred stock then outstanding.

Redemption

Resolute’s common stock is not redeemable or convertible.

Other Provisions

All outstanding common stock is, and the common stock issuable upon conversion of the convertible preferred stock offered by this prospectus will be, fully paid and non-assessable.

This section is a summary and may not describe every aspect of our common stock that may be important to you. We urge you to read the documents incorporated herein by reference and applicable Delaware law, our certificate of incorporation and our bylaws, because they and not this description, define your rights as a holder of our common stock. See “Incorporation of Certain Documents by Reference” for information on how to obtain copies of these documents.

Preferred Stock

Shares of preferred stock are issuable in such series as determined by our Board, who have the authority to determine the relative rights and preferences of each such series without further action by stockholders.

The issuance of preferred stock could adversely affect the voting power of holders of our common stock, and the likelihood that preferred holders will receive dividend and liquidation preferences may have the effect of delaying, deferring or preventing a change in control of Resolute, which could depress the market price of our common stock.

8 1⁄8% Series B Cumulative Perpetual Convertible Preferred Stock

On October 7, 2016, we issued 62,500 shares of our 8 1⁄8% Series B Cumulative Perpetual Convertible Preferred Stock, par value $0.0001 per share (our “Convertible Preferred Stock”). Each share of Convertible Preferred Stock has a liquidation preference of $1,000 per share and is convertible, at the holder’s option at any time, initially into 33.8616 shares of the Company’s common stock (which is equivalent to an initial conversion price of approximately $29.53 per share of common stock), subject to specified adjustments and limitations as set forth in the Certificate of Designations filed with the Secretary of State of the State of Delaware. Under certain circumstances, the Company will increase the conversion rate upon a “fundamental change” as described in the Certificate of Designations. Based on the initial conversion rate, 2,116,350 shares of the Company’s common stock would be issuable upon conversion of all of the Convertible Preferred Stock.

Holders of the Convertible Preferred Stock are entitled to receive, when, as and if declared by the Company’s board of directors, cumulative dividends, payable in cash, at an annual rate of 8 1⁄8% on the $1,000 liquidation preference per share of the Convertible Preferred Stock, payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, beginning on January 15, 2017.

At any time on or after October 15, 2021, the Company may, at its option, give notice of its election to cause all outstanding shares of Convertible Preferred Stock to be automatically converted into shares of the Company’s common stock at the conversion rate, if the closing sale price of the Company’s common stock equals or exceeds 150% of the conversion price for at least 20 trading days in a period of 30 consecutive trading days, as described in the Certificate of Designations.

Except as required by law or the Certificate of Incorporation, which includes the Certificate of Designations, the holders of Convertible Preferred Stock have no voting rights (other than with respect to certain matters regarding the Convertible Preferred Stock or when dividends payable on the Convertible Preferred Stock have not been paid for an aggregate of six or more quarterly dividend periods, whether or not consecutive, as provided in the Certificate of Designations).

Upon the Company’s voluntary or involuntary liquidation, winding-up or dissolution, each holder of Convertible Preferred Stock will be entitled to receive a liquidation preference in the amount of $1,000 per share of Convertible Preferred Stock, plus an amount equal to accrued and unpaid dividends on the shares to but excluding the date fixed for liquidation, winding-up or dissolution, to be paid out of the Company’s assets legally available for distribution to the Company’s stockholders, after satisfaction of liabilities to the Company’s creditors and distributions to holders of shares of senior stock and before any payment or distribution is made to holders of junior stock (including the Company’s common stock).

Preferred Share Purchase Rights

On May 17, 2016, the Company entered into a Rights Agreement with Continental Stock Transfer & Trust Company, as rights agent. Under the Rights Agreement, the Board declared a dividend of one preferred share purchase right (a “Right”) for each share of common stock held by stockholders of record at the close of business on May 27, 2016. The Board also authorized and directed the issuance of one Right with respect to each share of common stock issued after May 27, 2016, until the earlier of the Rights’ exercisability and the redemption or expiration of the Rights. See our Current Report on Form 8-K filed on May 17, 2016, which is incorporated herein by reference. The following description of the Rights is qualified in its entirety by reference to such Current Report on Form 8-K; provided that, following the date of such Current Report on Form 8-K, (i) the portion of a share of Series A Junior Participating Preferred Stock that each Right, once exercisable, will entitle its holder to purchase, and (ii) the redemption price of each Right, were each adjusted pursuant to the Rights Agreement as a result of the Reverse Stock Split, and the following description reflects such terms as adjusted as a result of the Reverse Stock Split.

The Rights

Once exercisable, each Right will allow its holder to purchase from the Company five one-thousandths of a share of Series A Junior Participating Preferred Stock (subject to adjustments as set forth in the Rights Agreement) for $4.50 per one-thousandth (subject to purchase price adjustments as set forth in the Rights Agreement). This portion of a share of Series A Junior Participating Preferred Stock would give the stockholder approximately the same dividend, voting and liquidation rights as would one share of common stock. Prior to exercise, a Right does not give its holder any dividend, voting or liquidation rights. The Rights will trade with, and will be inseparable from, the common stock until such time as they become exercisable.

Exercisability

The Rights will not be exercisable until 10 days after the public announcement that a person or group has become an “Acquiring Person” by obtaining beneficial ownership of 20% or more of our outstanding common stock, or, if earlier, 10 business days (or a later date determined by the Board before any person or group becomes an Acquiring Person) after a person or group begins a tender or exchange offer which, if completed, would result in that person or group becoming an Acquiring Person. The Rights will also automatically be exercised and exchanged for common stock at the ratio of one share of common stock per Right if any person or group becomes a “Change of Control Acquiring Person.” A “Change of Control Acquiring Person” means any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of such plan) that would, but for the operation of the Rights Agreement, acquire beneficial ownership (within the meaning of Rule 13d-3 and 13d-5 of the SEC under the Exchange Act, as amended, and including holding irrevocable proxies to vote for the election of directors other than proxies held by the Company’s management or their designees to be voted in favor of persons nominated by the Board) of 35% or more of the outstanding voting securities of the Company, measured by voting power (including both common stock and any preferred stock or other equity securities entitling the holders thereof to vote with the holders of common stock in the elections for directors of the Company), such person or group to become a Change of Control Acquiring Person immediately prior to the transaction, event or circumstance that would, but for the operation of Rights Agreement, result in such person or group becoming the owner of 35% or more of the outstanding voting securities of the Company, measured by voting power. Any Rights held by an Acquiring Person or Change of Control Acquiring Person are void and may not be exercised.

Expiration

The Rights will expire on May 16, 2019; provided that if the Company’s stockholders have not ratified the Rights Agreement by May 16, 2017, the Rights will expire on such date. In addition, the Rights will automatically expire concurrently with (but no earlier than 60 days after the commencement of a qualifying offer for) the purchase of 50% (including shares held by the offeror) of the Company’s outstanding common stock on a fully diluted basis pursuant to a tender or exchange offer for all of the outstanding shares of Company common stock at the same price and for the same consideration, and on such other terms and conditions, that the Board, with the approval of a majority of the independent directors, determines to be adequate and fair, provided that the offeror irrevocably commits to purchase all remaining untendered shares at the same price and the same consideration actually paid pursuant to the offer.

Redemption

The Board may redeem all (but not less than all) of the Rights for $0.005 per Right (subject to adjustment upon a stock split or stock dividend of the Company’s common stock) at any time before any person or group becomes an Acquiring Person or Change of Control Acquiring Person. Once the Rights are redeemed, the only right of the holders of Rights will be to receive the redemption price.

Exchange

After a person or group becomes an Acquiring Person or Change of Control Acquiring Person, the Board may extinguish the Rights by exchanging one share of common stock or an equivalent security for each Right, other than Rights held by the Acquiring Person or Change of Control Acquiring Person.

Amendments to Rights Agreement

The terms of the Rights Agreement may be amended by the Board without the consent of the holders of the Rights. After a person or group becomes an Acquiring Person or Change of Control Acquiring Person, the Board may not amend the agreement in a way that adversely affects holders of the Rights.

Anti-takeover Effects of Certain Provisions Our Charter and Our Bylaws

Some provisions of our charter and our bylaws contain provisions that could make it more difficult to acquire the Company by means of a merger, tender offer, proxy contest or otherwise, or to remove our incumbent officers and directors. These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Company to first negotiate with our Board. We believe that the benefits of increasing our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging such proposals because negotiation of such proposals could result in an improvement of their terms.

Undesignated Preferred Stock

As described above, the Company has already designated the Series A Junior Participating Preferred Stock in connection with the Rights Plan. In addition, the ability to authorize and issue undesignated preferred stock may enable our Board to render more difficult or discourage an attempt to change control of the Company by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the Board were to determine that a takeover proposal is not in our best interest, the Board could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group.

Classified Board of Directors

Our charter provides for a Board divided into three classes and serving staggered, three-year terms. Approximately one-third of our Board are elected each year. This classified Board provision could discourage a third party from making a tender offer for our shares of capital stock or attempting to obtain control of the Company. It could also delay stockholders who do not agree with the policies of the Board from removing a majority of the Board for two years.

Removal of Director

Our charter provides that members of our Board may only be removed by the affirmative vote of holders of at least a majority of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

Stockholder Meetings

Our charter and bylaws provide that a special meeting of stockholders may be called only by the chairman of the Board, the chief executive officer, the president or by a resolution adopted by a majority of the whole Board of the Company.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board.

Stockholder Action by Written Consent

Our charter and bylaws provide that, except as may otherwise be provided with respect to the rights of the holders of preferred stock, no action that is required or permitted to be taken by the Company’s stockholders at any annual or special meeting may be effected by written consent of stockholders in lieu of a meeting of stockholders. This provision, which may not be amended except by the affirmative vote of at least 66 2/3% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, makes it difficult for stockholders to initiate or effect an action by written consent that is opposed by our Board.

Amendment of the Bylaws

Under Delaware law, the power to adopt, amend or repeal bylaws is conferred upon the stockholders. A corporation may, however, in its certificate of incorporation also confer upon the Board the power to adopt, amend or repeal its bylaws. Our charter and bylaws grant our Board the power to adopt, amend and repeal our bylaws at any regular or special meeting of the Board on the affirmative vote of a majority of the directors then in office. The Company’s stockholders may adopt, amend or repeal the Company’s bylaws but only at any regular or special meeting of stockholders by an affirmative vote of holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.

Amendment of the Certificate of Incorporation

Our charter provides that, in addition to any other vote that may be required by law or any preferred stock designation, the affirmative vote of the holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, is required to amend, alter or repeal, or adopt any provision as part of the Company’s charter inconsistent with the current provisions of the Company’s charter dealing with the Board, bylaws, meetings of the Company’s stockholders or amendment of the Company’s charter.

The provisions of our certificate of incorporation and bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Transfer agent and registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of the material United States federal income tax and, to a limited extent, estate tax consequences relating to the purchase, ownership and disposition of our common stock. This summary deals only with common stock that is held as a “capital asset” (generally, property held for investment) by a non-U.S. holder (as defined below).

A “non-U.S. holder” means a beneficial owner of common stock (other than a partnership or entity treated as a partnership for United States federal income tax purposes) that is not, for United States federal income tax purposes ,any of the following:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons (as defined in the Code (as defined below)) have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

An individual generally may be treated as a resident of the United States in any calendar year for United States federal income tax purposes, by, among other ways, being present in the United States for at least 31 days in that calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For purposes of the 183-day calculation, all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year are counted. Residents are taxed for United States federal income tax purposes as if they were U.S. citizens.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code”, and United States Treasury regulations, administrative rulings and judicial decisions, in effect as of the date hereof. These authorities may be subject to different interpretations or changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxation and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances, including the impact of the unearned income Medicare contribution tax on net investment income. In addition, this summary does not address tax considerations applicable to investors that may be subject to special treatment under the United States federal income tax laws such as (without limitation):

•	certain United States expatriates;

•	persons subject to the alternative minimum tax;

•

stockholders that hold our common stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	stockholders that acquired our common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	stockholders that are partnerships or entities or arrangements treated as partnerships for United States federal income tax purposes, or other pass-through entities, or owners thereof;

•	financial institutions;

•	insurance companies;

•	tax-exempt entities;

•	“controlled foreign corporations”, “passive foreign investment companies”, and corporations that accumulate earnings to avoid United States federal income tax;

•	dealers in securities or foreign currencies; or

•	traders in securities that use the mark-to-market method of accounting for United States federal income tax purposes.

If a partnership (including an entity treated as a partnership for United States federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. If you are a partner in a partnership (including an entity treated as a partnership for United States federal income tax purposes) holding our common stock, you should consult your tax advisor.

We have not sought any ruling from the Internal Revenue Service, which we refer to as the “IRS”, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions. INVESTORS CONSIDERING THE PURCHASE OF COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Distributions

As noted above, we have not paid any cash dividends on our common stock since our inception and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. If we make distributions on our common stock, such distributions will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that is applied against and reduces the non-U.S. holder’s adjusted tax basis in our common stock, but not below zero. Any remaining excess will be treated as gain realized on the sale or other disposition of our common stock and will be treated as described below under “—Gain on disposition of common stock”. Any dividend paid to a non-U.S. holder of our common stock that is not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States will be subject to withholding of United States federal income tax at a rate of 30%, or such lower rate as may be specified under an applicable income tax treaty. In order to receive a reduced treaty rate, a non-U.S. holder must provide the applicable withholding agent with IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, properly certifying eligibility for the reduced rate. A non-U.S. holder that does not timely furnish the required certification, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Dividends paid to a non-U.S. holder that are effectively connected with the conduct of a trade or business by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment or fixed base of the non-U.S. holder) generally will be exempt from the withholding tax described above and instead will be subject to United States federal income tax on a net income basis at the regular graduated United States federal income tax rates in the same manner as if the non-U.S. holder were a United States person. Such effectively connected dividends will not be subject to United States federal withholding tax if the non-U.S. holder complies with applicable certification and disclosure requirements by providing the applicable withholding agent with a properly executed IRS Form W-8ECI certifying eligibility for such exemption. A non-U.S. holder that is a corporation may be subject to an additional “branch profits tax” (at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Gain on disposition of common stock

Subject to the discussions below under “— Information reporting and backup withholding” and “—FATCA,” any gain realized on the disposition of our common stock by a non-U.S. holder generally will not be subject to United States federal income tax unless:

•

the gain is effectively connected with the conduct of a trade or business by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•

our common stock constitutes a U.S. real property interest (a “USRPI”), by reason of our status as a “United States real property holding corporation”, or USRPHC, for United States federal income tax purposes.

A non-U.S. holder who has gain that is described in the first bullet point immediately above will be subject to tax on the net gain derived from the disposition under regular graduated United States federal income tax rates in the same manner as if it were a United States person. In addition, a non-U.S. holder described in the first bullet point immediately above that is a corporation may be subject to the branch profits tax equal to 30% (or at such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

A non-U.S. holder who meets the requirements described in the second bullet point immediately above will be subject to a flat 30% tax (or a lower tax rate specified by an applicable income tax treaty) on the gain derived from the disposition, which may be offset by certain United States source capital losses, even though the individual is not considered a resident of the United States, provided the non-U.S. holder has timely filed United States federal income tax returns with respect to such losses.

Generally, a corporation is a USRPHC if the fair market value of its USRPIs equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for United States federal income tax purposes). We believe that we currently are, and expect to remain for the foreseeable future, a USRPHC for United States federal income tax purposes. However, so long as our common stock continues to be “regularly traded on an established securities market”, as defined by applicable U.S. Treasury regulations, a non-U.S. holder will be taxed on gains realized on the disposition of our common stock only if the non-U.S. holder actually or constructively holds or held more than 5% of such common stock outstanding at any time during the five-year period ending on the date of disposition or, if shorter, the non-U.S. holder’s holding period for our common stock. If our common stock were not considered to be regularly traded on an established securities market, all non-U.S. holders would be subject to United States federal income tax on a sale or other taxable disposition of our common stock, and a purchaser of the stock may be required to withhold and remit to the IRS 15% of the purchase price, unless an exception applies.

Non-U.S. holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our common stock and regarding potentially applicable income tax treaties that may provide for different rules.

Federal estate tax

If you are an individual, common stock owned or treated as owned by you at the time of your death will be included in your gross estate for United States federal estate tax purposes and may be subject to United States federal estate tax, unless an applicable estate tax treaty provides otherwise.

Information reporting and backup withholding

The amount of any distributions paid to a non-U.S. holder and any tax withheld with respect to such distributions generally will be reported annually to the IRS and to the non-U.S. holder, regardless of whether withholding was required. Copies of the information returns reporting such distributions and withholding also may be made available to the tax authorities in the country in which the non-U.S. holder resides or is established under the provisions of an applicable income tax treaty or agreement.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is not a United States person (as defined in the Code) on IRS Form W-8BEN or W-8BEN-E (or other applicable or successor IRS Form W-8) and certain other conditions are met or such holder otherwise establishes an exemption. Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless such non-U.S. holder certifies under penalty of perjury that it is not a United States person (as defined in the Code) on IRS Form W-8BEN or W-8BEN-E (or other applicable or successor IRS Form W-8) and certain other conditions are met or such holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability, if any, provided the required information is timely furnished to the IRS.

FATCA

Sections 1471 through 1474 of the Code and the United States Treasury regulations and administrative guidance issued thereunder (generally referred to as “FATCA”) generally impose a withholding tax of 30% on any dividends on our common stock paid to a foreign financial institution, unless such institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders, as well as certain account holders that are foreign entities with U.S. owners) or is otherwise exempt. FATCA also imposes a withholding tax of 30% on any dividends on our common stock paid to a non-financial foreign entity unless such entity provides the withholding agent with either certification that such entity does not have any substantial United States owners or identification of the direct and indirect U.S. owners of the entity (generally by providing an IRS Form W-8BEN-E). Finally, withholding of 30% also generally will apply to the gross proceeds of a disposition of our common stock occurring on or after January 1, 2019 that are paid to a foreign financial institution or to a non-financial foreign entity unless the reporting and certification requirements described above have been met. Withholding under FATCA is imposed on payments to foreign financial institutions and other applicable payees whether they receive such payments in the capacity of an intermediary or for their own account. Under certain circumstances, a non-U.S. holder of our common stock might be eligible for refunds or credits of such taxes. Foreign financial institutions and other entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Investors are encouraged to consult with their tax advisors regarding the possible implications of FATCA on their investment in our common stock and the entities through which they hold our stock.

THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND SHOULD NOT BE VIEWED AS TAX ADVICE. INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE UNITED STATES FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF STATE, LOCAL OR FOREIGN TAX LAWS AND TREATIES.

UNDERWRITING

We are offering the shares of common stock described in this prospectus supplement through a number of underwriters. BMO Capital Markets Corp. and Goldman, Sachs & Co. are acting as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Name	Number of Shares
BMO Capital Markets Corp.	1,805,000
Goldman, Sachs & Co.	912,000
Barclays Capital Inc.	209,000
Capital One Securities, Inc.	209,000
Johnson Rice & Company L.L.C.	209,000
SunTrust Robinson Humphrey, Inc.	209,000
Petrie Partners Securities, LLC	82,333
Seaport Global Securities LLC	82,333
Wunderlich Securities, Inc.	82,334

Total	3,800,000

The underwriters are committed to purchase all the shares offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The underwriters propose to offer the shares directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $0.6555 per share. After the initial offering of the shares, the offering price and other selling terms may be changed by the underwriters.

The underwriters have an option to buy up to 570,000 additional shares of common stock from us. The underwriters have 30 days from the date of this prospectus supplement to exercise this option. If any shares are purchased with this option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $1.0925 per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without exercise	With full exercise
Per Share	$1.0925	$1.0925
Total	$4,151,500	$4,774,225

We estimate that the total expenses of this offering, excluding the underwriting discounts and commissions, will be approximately $450,000.

A prospectus supplement in electronic format may be made available on the websites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

Lock-Up Agreements

We will not, for a period of 90 days after the date of this prospectus supplement, and none of our directors and executive officers will, for a period of 75 days after the date of this prospectus supplement, subject to certain exceptions, without the prior written consent of BMO Capital Markets Corp. and Goldman, Sachs & Co., directly or indirectly, (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of our common stock or securities convertible into or exercisable or exchangeable for our common stock, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such shares of common stock or securities convertible into or exchangeable for common stock, whether any such transaction described in clauses (1) or (2) is to be settled by delivery of common stock or other securities, in cash or otherwise, (3) file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of our common stock or securities convertible, exercisable or exchangeable into our common stock or any of our other securities or (4) publicly disclose the intention to do any of the foregoing.

The foregoing restrictions will not prohibit us from:

•	issuing the common stock in this offering;

•

issuing securities pursuant to employee benefit plans, qualified stock option plans or other employee compensation plans existing on the date of this prospectus supplement or pursuant to currently outstanding options, warrants or rights not issued under one of those plans; or

•	filing any registration statement on Form S-8.

In addition, notwithstanding the foregoing restrictions, our directors and executive officers, may transfer, sell or otherwise dispose of up to 50,000 shares of our common stock in the aggregate, in the open market or otherwise, which transfers, sales or dispositions may result in Section 16 filings under the Exchange Act.

BMO Capital Markets Corp. and Goldman, Sachs & Co., in their sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release common stock and other securities from lock-up agreements, BMO Capital Markets Corp. and Goldman, Sachs & Co. will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of common stock and other securities for which the release is being requested and market conditions at the time.

Stabilization and Short Positions

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

Other Relationships

The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.

In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of us. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Certain of the underwriters and their affiliates perform various financial advisory, investment banking and commercial banking services from time to time for us and our affiliates, for which they received or will receive customary fees and expense reimbursement. The underwriters and their affiliates may provide similar services in the future. Affiliates of certain of the underwriters serve as lenders under our Revolving Credit Facility and will receive a portion of the net proceeds of this offering in connection with the repayment of a portion of the outstanding indebtedness under our Revolving Credit Facility. See “Use of Proceeds.” In addition, an affiliate of BMO Capital Markets acts as administrative agent under our Secured Term Loan Facility.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), the underwriters have not, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), made and will not make an offer of the common stock which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant dealer or dealers nominated by the Company for any such offer; or

•

in any circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of convertible preferred stock shall require us or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of the common stock to the public,” in relation to any common stock in any Relevant Member State, means the communication in any form and by any means of sufficient information on the terms of the offer and the common stock to be offered so as to enable an investor to decide to purchase or subscribe the common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU) and includes any relevant implementing measure in each Relevant Member State.

Notice to Prospective Investors in the United Kingdom

Each underwriter:

•

may only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) received by it in connection with the issue or sale of the common stock in circumstances in which Section 21(1) of the Financial Services and Markets Act 2000 does not apply to us; and

•

is required to comply with all applicable provisions of the Financial Services and Markets Act 2000 with respect to anything done by it in relation to the common stock in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Canada

The common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Notice to Prospective Investors in Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Davis Graham & Stubbs LLP, Denver, Colorado. Certain legal matters in connection with this offering will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

The consolidated financial statements of Resolute Energy Corporation as of December 31, 2015 and 2014, and for each of the three-year period ended December 31, 2015, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015 have been incorporated by reference herein in reliance upon the reports of KPMG, LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The statement of revenue and direct operating expenses of Firewheel Properties for the year ended December 31, 2015 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Certain information regarding our estimates of the oil and gas reserves associated with our oil and gas properties incorporated by reference in this prospectus supplement has been reviewed by Netherland, Sewell & Associates, Inc., an independent petroleum engineering firm. The description of the review of such estimates is included and incorporated by reference into this prospectus supplement, upon the authority of said firm as an expert in these matters.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we file annual, quarterly and other reports and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street NE, Washington, D.C. 20549-2521. Please call 1-800-732-0330 for further information concerning the operation of the public reference room. Our SEC filings are also available on the SEC’s website at http://www.sec.gov. Unless specifically listed under “Information Incorporated by Reference” below, the information contained on the SEC website is not intended to be incorporated by reference in this prospectus supplement and you should not consider that information a part of this prospectus supplement.

We make available free of charge on or through our Internet website, www.resoluteenergy.com, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. In addition, information contained on our Internet website is not part of this prospectus supplement and does not constitute a part of this prospectus supplement.

INFORMATION INCORPORATED BY REFERENCE

This prospectus “incorporates by reference” certain information we file with the SEC, which means that we can disclose important information to you by referring you to that information. The information incorporated by reference is considered to be part of this prospectus, except for information that is superseded by information that is included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus. We incorporate by reference the information and documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the closing of this offering, to the extent that such information is deemed “filed” and not “furnished” with the SEC, which will automatically update and supersede this information.

•	Our Annual Report on Form 10-K for the year ended December 31, 2015, filed on March 7, 2016 (our “2015 Annual Report”);

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016, and September 30, 2016 filed on May 9, 2016, August 8, 2016, and November 7, 2016 respectively;

•

Our Current Reports on Form 8-K filed on January 6, 2016, February 22, 2016, March 29, 2016, May 11, 2016, May 17, 2016, June 7, 2016, July 8, 2016, August 2, 2016, August 24, 2016, October 5, 2016, October 7, 2016, December 1, 2016,

and December 19, 2016; all to the extent “filed” and not “furnished” pursuant to Section 13(a) of the Exchange Act;

•	The sections of our Definitive Proxy Statement on Schedule 14A that are incorporated by reference in our 2015 Annual Report, as filed with the SEC on April 11, 2016; and

•

The description of our common stock set forth in our registration statement on Form 8-A filed on September 21, 2009 and the description of our Series A Junior Participating Preferred Stock set forth in our registration statement on Form 8-A filed on May 17, 2016, and any amendment or report filed for the purpose of updating any such description.

You may request a copy of all incorporated filings at no cost, by making written or telephone requests for such copies to:

Resolute Energy Corporation

1700 Lincoln Street

Suite 2800

Denver, Colorado 80203

Attention: General Counsel

303-534-4600

You should rely only on the information incorporated by reference or provided in this prospectus. If information in incorporated documents conflicts with information in this prospectus, you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document. You should not assume that the information in this prospectus supplement or any document incorporated by reference is accurate as of any date other than the respective dates of such documents. We have not authorized anyone else to provide you with any information.

PROSPECTUS

$750,000,000

Senior Debt Securities

Subordinated Debt Securities

Common Stock

Preferred Stock

Guarantees of Debt Securities

Warrants

Rights

Units

Depositary Shares

Resolute Energy Corporation (“Resolute,” “we,” “us,” or “our”) may offer and sell from time to time up to $750 million of our senior and subordinated debt securities, common stock, $0.0001 par value per share, preferred stock, $0.0001 par value per share, warrants to purchase any of the other securities that may be sold under this prospectus, senior or subordinated unsecured guarantees of debt securities, rights to purchase common stock, preferred stock and/or senior or subordinated debt securities, depositary shares and units consisting of two or more of these classes or series of securities, securities that may be convertible or exchangeable to other securities covered hereby, in one or more transactions.

We will provide specific terms of any offering in supplements to this prospectus. The securities may be offered separately or together in any combination and as separate series. You should read this prospectus and any supplement carefully before you invest.

We may sell securities directly to you, through agents we select, or through underwriters or dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement. The net proceeds we expect to receive from these sales will be described in the prospectus supplement.

Our common stock is listed on the NYSE (the “NYSE”) under the symbol “REN.” On November 3, 2016, the last reported sales price of our common stock on the NYSE was $23.74 per share. The applicable prospectus supplement will contain information, where applicable, as to any other listing on the NYSE or any securities exchange of the securities covered by the prospectus supplement.

The securities offered in this prospectus involve a high degree of risk. You should carefully consider the matters set forth in “Risk Factors” on page 10 of this prospectus or incorporated by reference herein in determining whether to purchase our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 5, 2016.

As used in this prospectus, the terms “Resolute,” “we,” “our,” “ours” and “us” may, depending on the context, refer to Resolute Energy Corporation or to one or more of Resolute Energy Corporation’s consolidated subsidiaries or to Resolute Energy Corporation and its consolidated subsidiaries, taken as a whole. When we refer to “shares” throughout this prospectus, we include all rights attaching to our shares of common stock under any shareholder rights plan then in effect.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the “SEC” or the “Commission”, using a “shelf” registration process. Under the shelf registration, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that we may offer. Each time that we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information incorporated by reference in this prospectus before making an investment in our securities. See “Where You Can Find More Information” for more information. We may use this prospectus to sell securities only if it is accompanied by a prospectus supplement.

You should not assume that the information in this prospectus, any accompanying prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of such document.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information, including proxy statements, with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are available to the public on the SEC’s website at www.sec.gov. Our SEC filings are also available through the “Investor Relations” section of our website at www.resoluteenergy.com.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This prospectus “incorporates by reference” certain information we file with the SEC, which means that we can disclose important information to you by referring you to that information. The information incorporated by reference is considered to be part of this prospectus, except for information that is superseded by information that is included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus. We incorporate by reference the information and documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act as of the date of this prospectus, to the extent that such information is deemed “filed” and not “furnished” with the SEC, which will automatically update and supersede this information.

•	Our Annual Report on Form 10-K for the year ended December 31, 2015, filed on March 7, 2016 (our “2015 Annual Report”);

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016, and September 30, 2016, filed on May 9, 2016, August 8, 2016 and November 7, 2016, respectively;

•

Our Current Reports on Form 8-K filed on January 6, 2016, February 22, 2016, March 29, 2016, May 11, 2016, May 17, 2016, June 7, 2016, July 8, 2016, August 2, 2016, August 24, 2016, October 5, 2016, and October 7, 2016; all to the extent “filed” and not “furnished” pursuant to Section 13(a) of the Exchange Act;

•	The sections of our Definitive Proxy Statement on Schedule 14A that are incorporated by reference in our 2015 Annual Report, as filed with the SEC on April 11, 2016; and

•	The description of our common stock set forth in our registration statement on Form 8-A filed on September 21, 2009, and any amendment or report filed for the purpose of updating any such description.

You may request a copy of all incorporated filings at no cost, by making written or telephone requests for such copies to:

Resolute Energy Corporation

1700 Lincoln Street

Suite 2800

Denver, Colorado 80203

Attention: General Counsel

303-534-4600

You should rely only on the information incorporated by reference or provided in this prospectus. If information in incorporated documents conflicts with information in this prospectus, you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document. You should not assume that the information in this prospectus or any document incorporated by reference is accurate as of any date other than the respective dates of such documents. We have not authorized anyone else to provide you with any information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, and the documents incorporated by reference herein, may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act of 1934, as amended (the “Exchange Act”). These statements can generally be identified by the use of forward-looking words such as “anticipate,” “intend,” “believe,” “estimate,” “project,” “expect,” “plan,” “should” or similar words, however the absence of such words does not mean that a statement is not forward-looking. Forward-looking statements included in this prospectus or the documents incorporated by reference herein relate to, among other things, the Delaware Basin Acquisition, completed on October 7, 2016, the expected benefits of that acquisition, including in terms of net drilling locations, growth and rates of return; our production and cost guidance for 2016; anticipated capital expenditures in 2016 and 2017 and the sources of such funding; our financial condition and management of the Company in the current commodity price environment; future financial and operating results; our intention to evaluate and pursue liquidity enhancing and de-levering transactions, including joint ventures and asset sales; liquidity and availability of capital including projections of free cash flow; additional future potential full cost ceiling impairments; future downward adjustments in estimated proved reserves as a result of low commodity prices; future borrowing base adjustments and the effect thereof; future production, reserve growth and decline rates; our plans and expectations regarding our development activities including drilling, deepening, recompleting, fracing and refracing wells, the number of such potential projects, locations and productive intervals, the rates of return on such projects and the resource potential of such projects; the prospectivity of our properties and acreage; availability of alternative oil purchase markets and oil takeaway systems; and the anticipated accounting treatment of various activities.

Although we believe that these statements are based upon reasonable current assumptions, no assurance can be given that the future results covered by the forward-looking statements will be achieved. Forward-looking statements can be subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by the forward-looking statements. All forward-looking statements speak only as of the date made. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. Except as required by law, we undertake no obligation to update any forward-looking statement. Factors that could cause actual results to differ materially from our expectations include, among others, those factors referenced in “Risk Factors” on page 10 of this prospectus, those factors described under the caption “Risk Factors” in our 2015 Annual Report, and such things as:

•	Our ability to realize the expected benefits from the interests acquired in the Delaware Basin Acquisition (as defined herein);

•	difficulties in integrating our operations as a result of any significant acquisitions;

•

volatility of oil and gas prices, including extended periods of depressed prices that would adversely affect our revenue, income, cash flow from operations and liquidity and the discovery, estimation and development of, and our ability to replace oil and gas reserves;

•

a lack of available capital and financing, including the capital needed to pursue our operations and other development plans for our properties, on acceptable terms, including as a result of a reduction in the borrowing base under our revolving credit facility (the “Revolving Credit Facility”);

•	risks related to our level of indebtedness;

•

our ability to fulfill our obligations under our Revolving Credit Facility, our secured term loan facility (the “Secured Term Loan Facility”), our 8.50% Senior Notes due 2020 (the “Senior Notes”) and any additional indebtedness we may incur;

•	constraints imposed on our business and operations by our Revolving Credit Facility, Secured Term Loan Facility and Senior Notes may limit our ability to execute our business strategy;

•	future write downs of reserves and the carrying value of our oil and gas properties;

•	our future cash flow, liquidity and financial position;

•	the success of our business and financial strategy, derivative strategies and plans;

•	the success of the development plan for and production from our oil and gas properties;

•	risks associated with rising interest rates;

•	risks associated with all of our Aneth Field oil production being purchased by a single customer and connected to such customer with a pipeline that we do not own or control;

•	inaccuracies in reserve estimates;

•	the completion, timing and success of drilling on our properties;

•	operational problems, or uninsured or underinsured losses affecting our operations or financial results;

•	the amount, nature and timing of our capital expenditures, including future development costs;

•	anticipated CO2 supply, which is currently sourced exclusively from Kinder Morgan CO2 Company, L.P. under a contract with take or pay obligations;

•	the effectiveness and results of our CO2 flood program at Aneth Field;

•

our relationship with the Navajo Nation, the local community in the area where we operate Aneth Field, and Navajo Nation Oil and Gas Company, as well as certain purchase rights held by Navajo Nation Oil and Gas Company;

•	the impact of any U.S. or global economic recession;

•	the timing and amount of future production of oil and gas;

•	the ability to sell or otherwise monetize assets at values and on terms that are advantageous to us;

•	availability of, or delays related to, drilling, completion and production, personnel, supplies and equipment;

•	risks and uncertainties in the application of available horizontal drilling and completion techniques;

•	uncertainty surrounding occurrence and timing of identifying drilling locations and necessary capital to drill such locations;

•	our ability to fund and develop our estimated proved undeveloped reserves;

•	the effect of third party activities on our oil and gas operations, including our dependence on third party owned gas gathering and processing systems;

•	our operating costs and other expenses;

•	our success in marketing oil and gas;

•

the impact and costs related to compliance with, or changes in, laws or regulations governing our oil and gas operations, including changes in Navajo Nation laws, and the potential for increased regulation of drilling and completion techniques, underground injection or fracing operations;

•	our relationship with the local communities in the areas where we operate;

•	the availability of water and our ability to adequately treat and dispose of water while and after drilling and completing wells;

•	regulation of salt water injection intended to address seismic activity;

•	the concentration of our producing properties in a limited number of geographic areas;

•	potential changes to regulations affecting derivatives instruments;

•	environmental liabilities under existing or future laws and regulations;

•	the impact of climate change regulations on oil and gas production and demand;

•	potential changes in income tax deduction and credits currently available to the oil and gas industry;

•	the impact of weather and the occurrence of disasters, such as fires, explosions, floods and other events and natural disasters;

•	competition in the oil and gas industry and failure to keep pace with technological development;

•	developments in oil and gas producing countries;

•	risks relating to our joint interest partners’ and other counterparties’ inability to fulfill their contractual commitments;

•	loss of senior management or key technical personnel;

•	the impact of long-term incentive programs, including performance-based awards and stock appreciation rights;

•	timing of issuance of permits and rights of way, including the effects of any government shut-downs;

•	potential power supply limitations in the electrical infrastructure serving Aneth Field;

•	timing of installation of gathering infrastructure in areas of new exploration and development;

•	potential breakdown of equipment and machinery relating to the Aneth compression facility;

•	losses possible from pending or future litigation;

•	cybersecurity risks;

•	the risk of a transaction that could trigger a change of control under our debt agreements and the higher likelihood of such a transaction occurring due to our current low stock price;

•

acquisitions and other business opportunities (or lack thereof) that may be presented to and pursued by us, and the risk that any opportunity currently being pursued will fail to be consummated or will encounter material complications;

•	our ability to achieve the growth and benefits we expect from our acquisitions;

•	risks associated with unanticipated liabilities assumed, or title, environmental or other problems resulting from, our acquisitions;

•	risk factors described or referenced in this prospectus; and

•	other factors, many of which are beyond our control.

Many of these factors are beyond our ability to control or predict. You should not unduly rely on any of our forward-looking statements. These statements speak only as of the date of this prospectus. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect future events or developments. All subsequent written and oral forward-looking statements attributable to us and persons acting on our behalf are qualified in their entirety by the cautionary statements contained in this section and elsewhere in this prospectus.

Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, such expectations may prove to be materially incorrect due to known and unknown risks and uncertainties.

You are urged to consider closely the disclosure in our 2015 Annual Report on Form 10-K, in particular the factors described under the caption “Risk Factors,” as well as the disclosure in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016.

Additionally, the SEC requires oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward, from known reservoirs, under existing economic conditions, operating methods and governmental regulations. The SEC permits the optional disclosure of “probable” and “possible” reserves. From time to time, we may elect to disclose probable reserves and possible reserves, excluding their valuation, in our SEC filings, press releases and investor presentations. The SEC defines “probable” reserves as “those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are likely as not to be recovered.” The SEC defines “possible” reserves as “those additional reserves that are less certain to be recovered than probable reserves.” The Company applies these definitions when estimating probable and possible reserves. Statements of reserves are only estimates and may not correspond to the ultimate quantities of oil and gas recovered. Any reserves estimates or potential resources disclosed in our public filings, press releases and investor presentations that are not specifically designated as being estimates of proved reserves may include estimated reserves not necessarily calculated in accordance with, or contemplated by, the SEC’s reserves reporting guidelines.

SEC rules prohibit us from including resource estimates in our public filings with the SEC. Our potential resource estimates include estimates of hydrocarbon quantities for (i) new areas for which we do not have sufficient information to date to classify as proved, probable or possible reserves, (ii) other areas to take into account the level of certainty of recovery of the resources and (iii) uneconomic proved, probable or possible reserves. Potential resource estimates do not take into account the certainty of resource recovery and are therefore not indicative of the expected future recovery and should not be relied upon for such purpose. Potential resources might never be recovered and are contingent on exploration success, technical improvements in drilling access, commerciality and other factors. We sometimes include estimates of quantities of oil and gas using certain terms, such as “resource,” “resource potential,” “EUR,” “oil in place,” or other descriptions of volumes of reserves, which terms include quantities of oil and gas that may not meet the SEC definition of proved, probable and possible reserves. These estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of being recovered. The Company believes its potential resource estimates are reasonable, but such estimates have not been reviewed by independent engineers. Furthermore, estimates of potential resources may change significantly as development provides additional data, and actual quantities that are ultimately recovered may differ substantially from prior estimates.

Production rates, including 24-hour peak IP rates, 30-day peak IP rates, 90-day peak IP rates and 120-day peak IP rates, for both our wells and for those wells that are located near to our properties are limited data points in each well’s productive history. These rates are sometimes actual rates and sometimes extrapolated or normalized rates. As such the rates for a particular well may change as additional data becomes available. Peak production rates are not necessarily indicative or predictive of future production rates, EUR or economic rates of return from such wells and should not be relied upon for such purpose. Equally, the way we calculate and report peak IP rates and the methodologies employed by others may not be consistent, and thus the values reported may not be directly and meaningfully comparable. Lateral lengths described are indicative only. Actual completed lateral lengths depend on various considerations such as lease-line offsets. Standard length laterals, sometimes referred to as 5,000 foot laterals, are laterals with completed length generally between 4,000 feet and 5,500 feet. Mid-length laterals, sometimes referred to as 7,500 foot laterals, are laterals with completed length generally between 6,500 feet and 8,000 feet. Long laterals, sometimes referred to as 10,000 foot laterals, are laterals with completed length generally longer than 8,000 feet.

THE COMPANY

We are a publicly traded, independent oil and gas company with assets located primarily in the Delaware Basin in West Texas and the Paradox Basin in southeast Utah. Our development activity is focused on our 19,989 gross (16,331 net) operated acreage position in what we believe to be the core of the Wolfcamp horizontal play in northern Reeves County, Texas. Our corporate strategy is to drive organic growth in reserves, production and cash flow through development of our Reeves County acreage and opportunistic bolt-on acquisitions in the Delaware Basin while continuing to focus on improving margins in our Paradox Basin properties while de-risking certain future growth projects through selectively targeted capital investment.

On October 7, 2016, the Company consummated the acquisition of certain oil and gas interests in the Delaware Basin in Reeves County, Texas from Firewheel Energy, LLC (the “Firewheel Properties”), for an aggregate consideration of $135 million, consisting of $90 million in cash and 2,114,523 shares of Common Stock of the Company (the “Delaware Basin Acquisition”).

Also on October 7, 2016, the Company sold 62,500 shares of the Company’s 8 1⁄8% Series B Cumulative Perpetual Convertible Preferred Stock, par value $0.0001 per share, in exchange for total net proceeds, before offering expenses, of approximately $60.0 million.

We expect that our 2016 drilling program will keep the current drilling rig we have under contract utilized through year-end. Subject to approval by our Board of Directors (our ”Board”), management’s plan is to accelerate development of what we estimate are more than 300 gross potential Wolfcamp A and B drilling locations. The number of wells and the pace of drilling in 2017 and beyond will primarily be a function of our liquidity, which is substantially influenced by commodity prices and production levels.

In the Paradox Basin in southeast Utah, we operate a large enhanced oil recovery project in Aneth Field. Aneth Field is estimated to contain approximately 1.5 billion barrels of original oil in place and is estimated to have produced in excess of 444 million barrels since its discovery in the mid 1950s. We have operated all of Aneth Field since 2006 and have actively expanded the CO2 flood begun by previous operators in the mid 1980s. In the current commodity price environment, ongoing investment in Aneth has been limited and we have focused our attention on reducing operating costs and improving production reliability.

Our Strategies and Our Competitive Strengths

Business Strategies

Organically Grow Reserves, Production and Cash Flow. Our primary business strategy is to generate growth in reserves, production and cash flow through organic development of the Wolfcamp formation within our Reeves County, Texas, assets in the Delaware Basin.

Focus on the Profitability of Aneth Field. We will continue to focus on cost control and production maintenance in our Aneth Field properties. In addition, we expect to develop a strategy to de-risk additional growth opportunities in the field. We anticipate that these efforts will involve the use of third-party capital and may ultimately result in a reduction of our working interest in the field.

Improve Corporate Profitability. We will continue to focus on improving the profitability of the Company through a multi-pronged strategy, including, (a) improved unit operating costs resulting from increased production in lower cost areas and divestitures of higher cost properties, (b) improved well economics as we continue to focus on drilling efficiencies, shift to infill drilling which leverages existing infrastructure and realize economies from a larger sustained drilling program, and (c) focus on improving overhead expenses per unit of production and optimizing efficiency within our corporate organization.

Divest of Non-Core Assets. We have engaged a financial advisor to market our producing properties in southeast New Mexico. These non-core assets do not contribute to our organic growth strategy. We intend to utilize the proceeds of any disposition to reduce leverage, which we expect will ultimately enable us to accelerate drilling in Reeves County.

Pursue Acquisition Opportunities in Delaware Basin. We will continue to seek out attractive opportunities to expand our acreage and inventory of development locations through strategic acquisitions relying on our more than five year operating history in the Delaware Basin and our strong technical team to identify the best opportunities. The Delaware Basin Acquisition was one such opportunity.

Strategically Use Equity to Reduce Leverage. The Delaware Basin Acquisition was financed with a significant issuance of both common and convertible preferred equity. As we look at additional acquisition opportunities, we will continue to consider the possibility of utilizing equity as consideration or a financing alternative. In addition, should the circumstances warrant, we may consider future issuances of equity to reduce leverage or to finance increased drilling activity.

Competitive Strengths

We have a number of strengths that we believe will help us successfully execute our 2016 and longer term business strategies, including:

Multi-year Portfolio of Significant Organic Drilling and Development Opportunities in One of the Premier U.S. Oil and Gas Producing Basins. We have a significant inventory of drilling and development locations in Reeves County, Texas, in the core of the Delaware Basin portion of the Permian Basin. This part of the Delaware Basin is a premier U.S. onshore oil and gas resource. Based only on zones that have established production from our and nearby horizontal wells, we have identified a substantial inventory of over 300 gross horizontal well locations in the Wolfcamp A and B. We believe that this inventory will allow us to grow our reserves and production, while generating attractive rates of return at current commodity price projections and our current projected cost structure. Recent developments in the area lead us to conclude that we may be able to increase our drilling opportunity inventory through tighter spacing and increasing the number of productive horizons above and below existing producing zones.

Operational Staff with Deep Expertise; Operating Control of Our Properties. Our operating and technical staff has significant experience in the drilling, completing and operating of horizontal wells. This expertise has led to cost and production enhancements, particularly in Reeves County. The work of our drilling team has led to reductions in drilling days and larger completion designs which we believe ultimately result in more productive and economic wells. Because we are the operator of substantially all of our properties we have the ability to more directly control the timing, scope and costs of our activity.

Stable Long-lived Oil Production from Aneth Field. Our field staff has been operating Aneth Field since before its purchase by the Company. Aneth Field has exhibited a long, shallow decline. With only modest capital expenditures, production has remained essentially flat over the last eight quarters. Because Aneth Field is held by production, it can serve as a long term source of production and cash flow.

RISK FACTORS

An investment in the securities offered in this prospectus involves a high degree of risk. For a discussion of the factors you should carefully consider before deciding to purchase these securities, please consider the risk factors described in the documents we incorporate by reference, including those in our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Report on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016, as well as those that may be included in the applicable prospectus supplement and other information incorporated by reference in the applicable prospectus supplement. Also, please read “Cautionary Statement Regarding Forward-Looking Statements” on page 3 of this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

The table below reflects the ratio of earnings to fixed charges for Resolute for the periods presented.

We have computed the ratio of earnings to fixed charges by dividing earnings by fixed charges. For this purpose, “earnings” consist of the sum of income from continuing operations before income taxes and fixed charges (exclusive of interest capitalized). “Fixed charges” consist of interest expensed and capitalized and an estimate of the interest within rental expense.

Nine Months Ended September 30,	Fiscal Year Ended December 31,
2016	2015	2014	2013	2012	2011
*	*	*	*	2.0	7.4

*

Ratio was less than 1.0. For the nine months ended September 30, 2016, the coverage deficiency was $142.5 million. For the fiscal years ended December 31, 2015, December 31, 2014 and December 31, 2013, the coverage deficiency was $770.6 million, $40.9 million, $197.0 million, respectively.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds for general corporate purposes, including without limitation, the repayment or refinancing of outstanding debt, working capital and/or capital expenditures.

PLAN OF DISTRIBUTION

We may offer all or a portion of the securities directly to one or more purchasers or through brokers, dealers or underwriters who may act solely as agents or may acquire common stock as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. We may offer securities in the same offering, or we may offer securities in separate offerings. The applicable prospectus supplement will describe the terms of the offering of the securities, including:

•	the offeror(s) of the securities;

•	the terms of the securities to which the prospectus supplement relates;

•	the name or names of any underwriters;

•	the purchase price of the securities and the proceeds to be received from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation; and

•	any discounts or concessions allowed or reallowed or paid to dealers.

If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase securities will be subject to the conditions precedent agreed to by the parties and the underwriters will be obligated to purchase all the securities of a class or series if any are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Underwriters or agents may make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at-the-market” offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on an existing trading market for our common shares, or sales made to or through a market maker other than on an exchange.

Securities may be sold directly by our company or through agents designated by our company from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by our company to any agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by eligible institutions to purchase securities from our company at the public offering price set forth in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. The conditions to these contracts and the commissions payable for solicitation of these contracts will be set forth in the applicable prospectus supplement.

Agents and underwriters may be entitled to indemnification by our company against some civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make relating to these liabilities. Agents and underwriters may be customers of, engage in transactions with, or perform services for, our company in the ordinary course of business.

Each class or series of securities other than the common shares will be a new issue of securities with no established trading market. Any underwriter may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. There may be limited liquidity in the trading market for any such securities.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. Because the terms of a specific series of debt securities may vary from the general information that we have provided below, you should rely on information in the applicable prospectus supplement that varies from any information below.

We may issue senior notes under a senior indenture to be entered into among, us, and a trustee to be named in the senior indenture and, if guaranteed, the subsidiary guarantors named therein. We may issue subordinated notes under a subordinated indenture to be entered into among us, and a trustee to be named in the subordinated indenture and, if guaranteed, the subsidiary guarantors named therein. We have filed forms of these documents as exhibits to the registration statement which includes this prospectus. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture. The indentures will be qualified under the Trust Indenture Act of 1939 (the “Trust Indenture Act”). We use the term “trustee” to refer to either the senior trustee or the subordinated trustee, as applicable. We urge you to read the indenture applicable to your investment because the indenture, and not this section, defines your rights as a holder of debt securities.

The debt securities may be guaranteed by certain of our U.S. subsidiaries.

The following summaries of material provisions of senior notes, subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, the provisions of the indenture applicable to a particular series of debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical in all material respects.

General

The senior debt securities will have the same ranking as all of our other unsecured and unsubordinated debt. The subordinated debt securities will be unsecured and will be subordinated and junior to all senior indebtedness.

The debt securities may be issued in one or more separate series of senior debt securities and/or subordinated debt securities. The prospectus supplement relating to the particular series of debt securities being offered will specify the particular amounts, prices and terms of those debt securities. These terms may include:

•	the title of the debt securities;

•	any limit upon the aggregate principal amount of the debt securities;

•	the date or dates, or the method of determining the dates, on which the debt securities will mature;

•	the interest rate or rates of the debt securities, or the method of determining those rates, the interest payment dates and, for registered debt securities, the regular record dates;

•	if a debt security is issued with original issue discount, the yield to maturity;

•	the places where payments may be made on the debt securities;

•	any mandatory or optional redemption provisions applicable to the debt securities;

•	any sinking fund or analogous provisions applicable to the debt securities;

•

whether and on what terms we will pay additional amounts to holders of the debt securities that are not U.S. persons in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether and on what terms we will have the option to redeem the debt securities rather than pay the additional amounts;

•	whether the notes will be guaranteed by certain, or all of, our subsidiaries;

•	whether the notes and/or any guarantees will be senior or subordinated;

•	any terms for the attachment to the debt securities of warrants, options or other rights to purchase or sell our securities;

•	the portion of the principal amount of the debt security payable upon the acceleration of maturity if other than the entire principal amount of the debt securities;

•	any deletions of, or changes or additions to, the events of default or covenants applicable to the debt securities;

•

if other than U.S. dollars, the currency or currencies in which payments of principal, premium and/or interest on the debt securities will be payable and whether the holder may elect payment to be made in a different currency;

•	the method of determining the amount of any payments on the debt securities which are linked to an index;

•	whether the debt securities will be issued in fully registered form without coupons;

•	or any combination of these, and whether they will be issued in the form of one or more global securities in temporary or definitive form;

•

whether the debt securities will be convertible or exchangeable into or for common stock, preferred stock or other debt securities and the conversion price or exchange ratio, the conversion or exchange period and any other conversion or exchange provisions;

•	any terms relating to the delivery of the debt securities if they are to be issued upon the exercise of warrants; and

•	any other specific terms of the debt securities.

Unless otherwise specified in the applicable prospectus supplement, (1) the debt securities will be registered debt securities and (2) debt securities denominated in U.S. dollars will be issued, in the case of registered debt securities, in denominations of $1,000 or an integral multiple of $1,000. Debt securities may bear legends required by United States federal tax law and regulations.

If any of the debt securities are sold for any foreign currency or currency unit or if any payments on the debt securities are payable in any foreign currency or currency unit, the prospectus supplement will contain any restrictions, elections, tax consequences, specific terms and other information with respect to the debt securities and the foreign currency or currency unit.

Some of the debt securities may be issued as original issue discount debt securities. Original issue discount securities bear no interest during all or a part of the time that these debt securities are outstanding or bear interest at below-market rates and will be sold at a discount below their stated principal amount at maturity. The prospectus supplement will also contain special tax, accounting or other information relating to original issue discount securities or relating to other kinds of debt securities that may be offered, including debt securities linked to an index or payable in currencies other than U.S. dollars.

Exchange, Registration and Transfer

Debt securities may be transferred or exchanged at the corporate trust office of the security registrar or at any other office or agency maintained by our company for these purposes, without the payment of any service charge, except for any tax or governmental charges. The senior trustee initially will be the designated security registrar in the United States for the senior debt securities. The subordinated trustee initially will be the designated security registrar in the United States for the subordinated debt securities.

In the event of any redemption in part of any class or series of debt securities, we will not be required to:

•

issue, register the transfer of, or exchange, debt securities of any series between the opening of business 15 days before any selection of debt securities of that series to be redeemed and the close of business on the day of mailing of the relevant notice of redemption; or

•	register the transfer of, or exchange, any registered debt security selected for redemption, in whole or in part, except the unredeemed portion of any registered debt security being redeemed in part.

Payment and Paying Agent

We will pay principal, interest and any premium on fully registered securities in the designated currency or currency unit at the office of a designated paying agent.

Global Securities

A global security represents one or any other number of individual debt securities. Generally all debt securities represented by the same global securities will have the same terms. Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities that are issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. As a result of these arrangements, the depositary, or its nominee, will be the sole registered holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account either with the depositary or with another institution that has an account with the depositary. Thus, an investor whose security is represented by a global security will not be registered holder of the debt security, but an indirect holder of a beneficial interest in the global security.

Definitive Global Securities

U.S. Book-Entry Securities. Debt securities of a series represented by a definitive global registered debt security and deposited with or on behalf of a depositary in the United States will be represented by a definitive global debt security registered in the name of the depositary or its nominee. Upon the issuance of a global debt security and the deposit of the global debt security with the depositary, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts represented by that global debt security to the accounts of participating institutions that have accounts with the depositary or its nominee. The accounts to be credited shall be designated by the underwriters or agents for the sale of U.S. book-entry debt securities or by us, if these debt securities are offered and sold directly by us.

Ownership of U.S. book-entry debt securities will be limited to participants or persons that may hold interests through participants. In addition, ownership of U.S. book-entry debt securities will be evidenced only by, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee for the definitive global debt security or by participants or persons that hold through participants.

So long as the depositary or its nominee is the registered owner of a global debt security, that depositary or nominee, as the case may be, will be considered the sole owner or holder of the U.S. book-entry debt securities represented by that global debt security for all purposes under the indenture. Payment of principal of, and premium and interest, if any, on, U.S. book-entry debt securities will be made to the depositary or its nominee as the registered owner or the holder of the global debt security representing the U.S. book-entry debt securities. Owners of U.S. book-entry debt securities:

•	will not be entitled to have the debt securities registered in their names;

•	will not be entitled to receive physical delivery of the debt securities in definitive form; and

•	will not be considered the owners or holders of the debt securities under the indenture.

The laws of some jurisdictions require that purchasers of securities take physical delivery of securities in definitive form. These laws impair the ability to purchase or transfer U.S. book-entry debt securities.

We expect that the depositary for U.S. book-entry debt securities of a series, upon receipt of any payment of principal of, or premium or interest, if any, on, the related definitive global debt security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global debt security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a global debt security held through those participants will be governed by standing instructions and customary practices, and will be the responsibility of those participants.

Consolidation, Merger, Sale or Conveyance

We may, without the consent of the holders of the debt securities, merge into or consolidate with any other person, or convey or transfer all or substantially all of our company’s properties and assets to another person provided that the successor assumes on the same terms and conditions all the obligations under the debt securities and the indentures.

The remaining or acquiring person will be substituted for our company in the indentures with the same effect as if it had been an original party to the indenture. A prospectus supplement will describe any other limitations on the ability of our company to merge into, consolidate with, or convey or transfer all or substantially all of our properties and assets to, another person.

Satisfaction and Discharge; Defeasance

We may be discharged from our obligations on the debt securities of any class or series that have matured or will mature or be redeemed within one year if we deposit with the trustee enough cash and/or U.S. government obligations to pay all the principal, interest and any premium due to the stated maturity or redemption date of the debt securities and comply with the other conditions set forth in the applicable indenture. The principal conditions that we must satisfy to discharge our obligations on any debt securities are (1) pay all other sums payable with respect to the applicable series of debt securities and (2) deliver to the trustee an officers’ certificate and an opinion of counsel that state that the required conditions have been satisfied.

Each indenture contains a provision that permits our company to elect to be discharged from all of our obligations with respect to any class or series of debt securities then outstanding. However, even if we affect a legal defeasance, some of our obligations will continue, including obligations to:

•	maintain and apply money in the defeasance trust,

•	register the transfer or exchange of the debt securities,

•	replace mutilated, destroyed, lost or stolen debt securities, and

•	maintain a registrar and paying agent in respect of the debt securities.

The indentures specify the types of U.S. government obligations that we may deposit.

Events of Default, Notice and Waiver

Each indenture defines an event of default with respect to any class or series of debt securities as one or more of the following events:

•	failure to pay interest on any debt security of the class or series for 90 days when due;

•	failure to pay the principal or any premium on any debt securities of the class or series when due;

•	failure to make any sinking fund payment when due;

•	failure to perform any other covenant in the debt securities of the series or in the applicable indenture with respect to debt securities of the series for 90 days after being given notice; and

•	occurrence of an event of bankruptcy, insolvency or reorganization set forth in the indenture.

An event of default for a particular class or series of debt securities does not necessarily constitute an event of default for any other class or series of debt securities issued under an indenture.

If any event of default as to a series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding debt securities of that series may declare all the debt securities to be due and payable immediately.

The holders of a majority in aggregate principal amount of the debt securities then outstanding by notice to the trustee may on behalf of the holders of all of the debt securities of that series waive any existing default or event of default and its consequences under the applicable indenture except a continuing default or event of default in the payment of interest on, or the principal of, the debt securities of that series.

Each indenture requires the trustee to, within 90 days after the occurrence of a default known to it with respect to any outstanding series of debt securities, give the holders of that class or series notice of the default if uncured or not waived. However, the trustee may withhold this notice if it determines in good faith that the withholding of this notice is in the interest of those holders, except that the trustee may not withhold this notice in the case of a payment default. The term “default” for the purpose of this provision means any event that is, or after notice or lapse of time or both would become, an event of default with respect to debt securities of that series.

Other than the duty to act with the required standard of care during an event of default, a trustee is not obligated to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders of debt securities, unless the holders have offered to the trustee reasonable security and indemnity. Each indenture provides that the holders of a majority in principal amount of outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee if the direction would not conflict with any rule of law or with the indenture. However, the trustee may take any other action that it deems proper which is not inconsistent with any direction and may decline to follow any direction if it in good faith determines that the directed action would involve it in personal liability.

Each indenture includes a covenant that we will file annually with the trustee a certificate of no default, or specifying any default that exists.

Modification of the Indentures

We and the applicable trustee may modify an indenture without the consent of the holders for limited purposes, including adding to our covenants or events of default, establishing forms or terms of debt securities, curing ambiguities and other purposes which do not adversely affect the holders in any material respect.

We and the applicable trustee may make modifications and amendments to an indenture with the consent of the holders of a majority in principal amount of the outstanding debt securities of all affected series. However, without the consent of each affected holder, no modification may:

•	change the stated maturity of any debt security;

•	reduce the principal, premium, if any, or rate of interest on any debt security; or

•	reduce the percentage of holders of outstanding debt securities of any series required to consent to any modification, amendment or waiver under the indenture.

Notices

Notice to holders of registered debt securities will be given by mail to the addresses of those holders as they appear in the security register.

Replacement of Securities Coupons

Debt securities or coupons that have been mutilated will be replaced by our company at the expense of the holder upon surrender of the mutilated debt security or coupon to the security registrar. Debt securities or coupons that become destroyed, stolen, or lost will be replaced by our company at the expense of the holder upon delivery to the security registrar of evidence of its destruction, loss, or theft satisfactory to our company and the security registrar. In the case of a destroyed, lost, or stolen debt security or coupon, the holder of the debt security or coupon may be required to provide reasonable security or indemnity to the trustee and our company before a replacement debt security will be issued.

Governing Law

The indentures, the debt securities and the coupons will be governed by, and construed under, the laws of the State of New York.

Concerning the Trustees

We may from time to time maintain lines of credit, and have other customary banking relationships, with any of the trustees.

Senior Debt Securities

The senior debt securities will rank equally with all of our company’s other unsecured and non-subordinated debt.

Certain Covenants in the Senior Indenture

The prospectus supplement relating to a series of senior debt securities will describe any material covenants in respect of that series of senior debt securities.

Subordinated Debt Securities

The subordinated debt securities will be unsecured. The subordinated debt securities will be subordinate in right of payment to all senior indebtedness. In addition, claims of creditors generally will have priority with respect to the assets and earnings of our subsidiaries over the claims of our creditors, including holders of the subordinated debt securities, even though those obligations may not constitute senior indebtedness. The subordinated debt securities, therefore, will be effectively subordinated to creditors, including trade creditors with regard to the assets of our subsidiaries. Creditors of our subsidiaries include trade creditors, secured creditors and creditors holding guarantees issued by our subsidiaries.

Unless otherwise specified in a prospectus supplement, senior indebtedness shall mean the principal of, premium, if any, and interest on, all indebtedness for money borrowed by our company and any deferrals, renewals, or extensions of any senior indebtedness. Indebtedness for money borrowed by our company includes all indebtedness of another person for money borrowed that we guarantee, other than the subordinated debt securities, whether outstanding on the date of execution of the subordinated indenture or created, assumed or incurred after the date of the subordinated indenture. However, senior indebtedness will not include any indebtedness that expressly states to have the same rank as the subordinated debt securities or to rank junior to the subordinated debt securities. Senior indebtedness will also not include:

•	any of our obligations to our subsidiaries; and

•	any liability for federal, state, local or other taxes owed or owing by our company.

The senior debt securities constitute senior indebtedness under the subordinated indenture. A prospectus supplement will describe the relative ranking among different series of subordinated debt securities.

Unless otherwise specified in a prospectus supplement, we may not make any payment on the subordinated debt securities and may not purchase, redeem, or retire any subordinated debt securities if any senior indebtedness is not paid when due or the maturity of any senior indebtedness is accelerated as a result of a default, unless the default has been cured or waived and the acceleration has been rescinded or the senior indebtedness has been paid in full. We may, however, pay the subordinated debt securities without regard to these limitations if the subordinated trustee and our company receive written notice approving the payment from the representatives of the holders of senior indebtedness with respect to which either of the events set forth above has occurred and is continuing. Unless otherwise specified in a prospectus supplement, during the continuance of any default with respect to any designated senior indebtedness under which its maturity may be accelerated immediately without further notice or the expiration of any applicable grace periods, we may not pay the subordinated debt securities for 90 days after the receipt by the subordinated trustee of written notice of a default from the representatives of the holders of designated senior indebtedness. If the holders of designated senior indebtedness or the representatives of those holders have not accelerated the maturity of the designated senior indebtedness at the end of the 90 day period, we may resume payments on the subordinated debt securities. Only one notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to designated senior indebtedness during that period.

In the event that we pay or distribute our company’s assets to creditors upon a total or partial liquidation, dissolution or reorganization of our company or our company’s property, the holders of senior indebtedness will be entitled to receive payment in full of the senior indebtedness before the holders of subordinated debt securities are entitled to receive any payment. Until the senior indebtedness is paid in full, any payment or distribution to which holders of subordinated debt securities would be entitled but for the subordination provisions of the subordinated indenture will be made to holders of the senior indebtedness as their interests may appear. However, holders of subordinated debt securities will be permitted to receive distributions of shares and debt securities subordinated to the senior indebtedness. If a distribution is made to holders of subordinated debt securities that, due to the subordination provisions, should not have been made to them, the holders of subordinated debt securities are required to hold it in trust for the holders of senior indebtedness, and pay it over to them as their interests may appear.

If payment of the subordinated debt securities is accelerated because of an event of default, either we or the subordinated trustee will promptly notify the holders of senior indebtedness or the representatives of the holders of the acceleration. We may not pay the subordinated debt securities until five business days after the holders or the representatives of the senior indebtedness receive notice of the acceleration. Afterwards, we may pay the subordinated debt securities only if the subordination provisions of the subordinated indenture otherwise permit payment at that time.

As a result of the subordination provisions contained in the subordinated indenture, in the event of insolvency, our creditors who are holders of senior indebtedness may recover more, ratably, than the holders of subordinated debt securities. In addition, our creditors who are not holders of senior indebtedness may recover less, ratably, than holders of senior indebtedness and may recover more, ratably, than the holders of subordinated indebtedness.

The prospectus supplement relating to a series of subordinated debt securities will describe any material covenants in respect of any series of subordinated debt securities.

Conversion or Exchange

We may issue debt securities that we may convert or exchange into common stock or other securities, property or assets. If so, we will describe the specific terms on which the debt securities may be converted or exchanged in the applicable prospectus supplement. The conversion or exchange may be mandatory, at your option, or at our option. The applicable prospectus supplement will describe the manner in which the shares of common stock or other securities, property or assets you would receive would be issued or delivered.

DESCRIPTION OF GUARANTEES OF DEBT SECURITIES

Our subsidiaries may issue full and unconditional guarantees of debt securities that we offer in any prospectus supplement. Each guarantee will be issued under a supplement to an indenture. The prospectus supplement relating to a particular issue of guarantees will describe the terms of those guarantees, including the following:

•	the series of debt securities to which the guarantees apply;

•	whether the guarantees are secured or unsecured;

•	whether the guarantees are senior or subordinate to other guarantees or debt;

•	the terms under which the guarantees may be amended, modified, waived, released or otherwise terminated, if different from the provisions applicable to the guaranteed debt securities; and

•	the additional terms of the guarantees.

DESCRIPTION OF COMMON STOCK

Authorized and Outstanding

We are authorized to issue up to 45,000,000 shares of common stock, par value $0.0001 per share, of which 17,566,227 shares are outstanding as of October 31, 2016.

Dividend Rights

Holders of our common stock may receive dividends when, as and if declared by our Board of Directors (the “Board”) out of the assets legally available for that purpose and subject to the preferential dividend rights of any other classes or series of stock of our company.

Declaration and payment of any dividend are subject to the discretion of our Board. The timing and amount of dividends will be dependent upon our financial condition, operations, cash requirements and availability, debt repayment obligations, capital expenditure needs and restrictions in our debt instruments, industry trends, the provisions of Delaware law affecting the payment of distributions to stockholders and other factors.

There are no restrictions in our Amended and Restated Certificate of Incorporation (our “Charter”) or Amended and Restated Bylaws (our “Bylaws”) that prevent us from declaring dividends on our common stock; however, we are currently prohibited from declaring dividends under our Revolving Credit Facility and our Secured Term Loan Facility. We may also enter into credit agreements or other borrowing arrangements in the future that restrict or limit our ability to pay cash dividends on our common stock. We have not paid any cash dividends on our common stock since our inception. We do not anticipate paying any cash dividends on our common stock in the foreseeable future, as we currently intend to reinvest our earnings to finance the expansion of our business.

Voting Rights

Holders of our common stock are entitled to one vote per share in all matters as to which holders of common stock are entitled to vote. Holders of not less than a majority of all of the shares of the stock entitled to vote at any meeting of stockholders constitute a quorum unless otherwise required by law.

Election of Directors

Our Board is elected to staggered terms, with each class of directors standing for election every three years. Directors are elected by a plurality of the votes cast by the holders of our common stock in a meeting at which a quorum is present. ”Plurality” means that the individuals who receive the largest number of votes cast are elected as directors, up to the maximum number of directors to be chosen at the meeting.

Liquidation

In the event of any liquidation, dissolution or winding up of the Company, holders of our common stock have the right to receive ratably and equally all of the assets remaining after payment of liabilities and liquidation preferences of any preferred stock then outstanding.

Redemption

The Company’s common stock is not redeemable or convertible.

Other Provisions

All outstanding common stock is fully paid and non-assessable.

This section is a summary and may not describe every aspect of our common stock that may be important to you. We urge you to read the documents incorporated by reference herein and applicable Delaware law, our Charter and Bylaws, because they, and not this description, define your rights as a holder of our common stock. See “Where You Can Find More Information” on page 1 of this prospectus for information on how to obtain copies of these documents.

Anti-Takeover Effects of Certain Provisions of our Charter and Bylaws

Some provisions of our Charter and Bylaws contain provisions that could make it more difficult to acquire the Company by means of a merger, tender offer, proxy contest or otherwise, or to remove our incumbent officers and directors. These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Company to first negotiate with our Board. We believe that the benefits of increasing our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging such proposals because negotiation of such proposals could result in an improvement of their terms.

Undesignated Preferred Stock

The ability to authorize and issue undesignated preferred stock may enable our Board to render more difficult or discourage an attempt to change control of the Company by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our Board were to determine that a takeover proposal is not in our best interest, our Board could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group.

Classified Board of Directors

Our Charter provides for a Board divided into three classes and serving staggered, three-year terms. Approximately one-third of our Board are elected each year. This classified Board provision could discourage a third party from making a tender offer for our shares of capital stock or attempting to obtain control of the Company. It could also delay stockholders who do not agree with the policies of our Board from removing a majority of our Board for two years.

Removal of Director

Our Charter provides that members of our Board may only be removed by the affirmative vote of holders of at least a majority of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

Stockholder Meetings

Our Charter and Bylaws provide that a special meeting of stockholders may be called only by the chairman of the Board of Directors, the chief executive officer, the president or by a resolution adopted by a majority of the Board of Directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board.

Stockholder Action by Written Consent

Our Charter and Bylaws provide that, except as may otherwise be provided with respect to the rights of the holders of preferred stock, no action that is required or permitted to be taken by the Company’s stockholders at any annual or special meeting may be effected by written consent of stockholders in lieu of a meeting of stockholders. This provision, which may not be amended except by the affirmative vote of at least 66 2/3% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, makes it difficult for stockholders to initiate or effect an action by written consent that is opposed by our Board.

Amendment of the Bylaws

Under Delaware law, the power to adopt, amend or repeal bylaws is conferred upon the stockholders. A corporation may, however, in its certificate of incorporation also confer upon the Board of Directors the power to adopt, amend or repeal bylaws. Our Charter and Bylaws grant our Board the power to adopt, amend and repeal our Bylaws at any regular or special meeting of our Board on the affirmative vote of a majority of the directors then in office. The Company’s stockholders may adopt, amend or repeal the Company’s bylaws but only at any regular or special meeting of stockholders by an affirmative vote of holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.

Amendment of the Certificate of Incorporation

Our Charter provides that, in addition to any other vote that may be required by law or any preferred stock designation, the affirmative vote of the holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, is required to amend, alter or repeal, or adopt any provision as part of the Company’s Charter inconsistent with the current provisions of the Company’s Charter dealing with the Board, Bylaws, meetings of the Company’s stockholders or amendment of the Company’s Charter.

The provisions of our Charter and Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Delaware Anti-Takeover Law

Our company is a Delaware corporation subject to the provisions of Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.

Section 203 defines a “business combination” as a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. Section 203 defines an “interested stockholder” as a person who, together with affiliates and associates, owns, or, in some cases, within three years prior, did own, 15% or more of the corporation’s voting stock. Under Section 203, a business combination between us and an interested stockholder is prohibited unless:

•	our Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder prior to the date the person attained the status;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, shares owned by persons who are directors or officers and issued pursuant to employee stock plans, under which employee participants do not have the right to determine confidentially whether shares held under the plan will be tendered in a tender or exchange offer; or

•

the business combination is approved by our Board on or subsequent to the date the person became an interested stockholder and authorized at an annual or special meeting of the stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

This provision has an anti-takeover effect with respect to transactions not approved in advance by our Board, including discouraging takeover attempts that might result in a premium over the market price for the shares of our common stock. With approval of our stockholders, we could amend our Charter in the future to elect not to be governed by the anti-takeover law.

Rights Plan

In May 2016, the Board adopted a rights plan (the “Rights Plan”) and declared a dividend of one preferred share purchase right (a “Right”) for each share of common stock held by stockholders of record on May 27, 2016. The Board also authorized and directed the issuance of one Right with respect to each share of common stock issued after May 27, 2016, until the earlier of the Rights’ exercisability and the redemption or expiration of the Rights. Each Right, when exercisable, entitles its holder to purchase from the Company five one-thousandths of a share of Series A Junior Participating Preferred Stock (subject to certain adjustments) for $4.50 per one-thousandth (subject to certain purchase price adjustments). Five one-thousandths of a share of Series A Junior Participating Preferred Stock would give the stockholder approximately the same dividend, voting and liquidation rights as would one share of common stock. The Rights will generally separate from the common stock and become exercisable if any person or group acquires or announces a tender offer to acquire beneficial ownership of 20% or more of our outstanding common stock. The Rights will automatically be exercised and exchanged for common stock on a one-for-one basis if any person or group, but for the Rights Plan, would acquire beneficial ownership of 35% or more of our outstanding voting securities. However, all of the Rights may be redeemed by the Board for $0.005 per Right (subject to adjustment upon a stock split or stock dividend of common stock) at any time prior to their exercisability.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

DESCRIPTION OF PREFERRED STOCK

We are authorized to issue up to 1,000,000 shares of preferred stock, par value $0.0001 per share. As of the date of this prospectus, there are no shares of preferred stock outstanding. Shares of preferred stock are issuable in such series as determined by the board of directors, who have the authority to determine the relative rights and preferences of each such series without further action by stockholders.

The issuance of preferred stock could adversely affect the voting power of holders of our common stock, and the likelihood that preferred holders will receive dividend and liquidation preferences may have the effect of delaying, deferring or preventing a change in control of Resolute, which could depress the market price of our common stock. Unless otherwise indicated in the prospectus supplement, all shares of preferred stock to be issued from time to time under this prospectus will be fully paid and nonassessable.

The prospectus supplement relating to the preferred stock offered will contain a description of the specific terms of that series as fixed by our board of directors, including, as applicable:

•	the number of shares of preferred stock offered and the offering price of the preferred stock;

•	the title and stated value of the preferred stock;

•	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation of such rates, periods or dates applicable to the preferred stock;

•	the date from which dividends on the preferred stock will accumulate, if applicable;

•	the liquidation rights of the preferred stock;

•	the procedures for auction and remarketing, if any, of the preferred stock;

•	the sinking fund provisions, if applicable, for the preferred stock;

•	the redemption provisions, if applicable, for the preferred stock;

•

whether the preferred stock will be convertible into or exchangeable for other securities and, if so, the terms and conditions of the conversion or exchange, including the conversion price or exchange ratio and the conversion or exchange period (or the method of determining the same);

•	whether the preferred stock will have voting rights and the terms of such voting rights, if any;

•	whether the preferred stock will be listed on any securities exchange;

•	whether the preferred stock will be issued with any other securities and, if so, the amount and terms of these securities; and

•	any other specific terms, preferences or rights of, or limitations or restrictions on, the preferred stock.

8 1⁄8% Series B Cumulative Perpetual Convertible Preferred Stock

On October 7, 2016, we issued 62,500 shares of our 8 1⁄8% Series B Cumulative Perpetual Convertible Preferred Stock, par value $0.0001 per share (our “Convertible Preferred Stock”). Each share of Convertible Preferred Stock has a liquidation preference of $1,000 per share and is convertible, at the holder’s option at any time, initially into 33.8616 shares of the Company’s common stock (which is equivalent to an initial conversion price of approximately $29.53 per share of common stock), subject to specified adjustments and limitations as set forth in the Certificate of Designations filed with the Secretary of State of the State of Delaware. Under certain circumstances, the Company will increase the conversion rate upon a “fundamental change” as described in the Certificate of Designations. Based on the initial conversion rate, 2,116,350 shares of the Company’s common stock would be issuable upon conversion of all of the Convertible Preferred Stock.

Holders of the Convertible Preferred Stock are entitled to receive, when, as and if declared by the Company’s board of directors, cumulative dividends, payable in cash, at an annual rate of 8 1⁄8% on the $1,000 liquidation preference per share of the Convertible Preferred Stock, payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, beginning on January 15, 2017.

At any time on or after October 15, 2021, the Company may, at its option, give notice of its election to cause all outstanding shares of Convertible Preferred Stock to be automatically converted into shares of the Company’s common stock at the conversion rate, if the closing sale price of the Company’s common stock equals or exceeds 150% of the conversion price for at least 20 trading days in a period of 30 consecutive trading days, as described in the Certificate of Designations.

Except as required by law or the Certificate of Incorporation, which includes the Certificate of Designations, the holders of Convertible Preferred Stock have no voting rights (other than with respect to certain matters regarding the Convertible Preferred Stock or when dividends payable on the Convertible Preferred Stock have not been paid for an aggregate of six or more quarterly dividend periods, whether or not consecutive, as provided in the Certificate of Designations).

Upon the Company’s voluntary or involuntary liquidation, winding-up or dissolution, each holder of Convertible Preferred Stock will be entitled to receive a liquidation preference in the amount of $1,000 per share of Convertible Preferred Stock, plus an amount equal to accrued and unpaid dividends on the shares to but excluding the date fixed for liquidation, winding-up or dissolution, to be paid out of the Company’s assets legally available for distribution to the Company’s stockholders, after satisfaction of liabilities to the Company’s creditors and distributions to holders of shares of senior stock and before any payment or distribution is made to holders of junior stock (including the Company’s common stock).

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities, common stock, preferred stock or other securities. Warrants may be issued independently or together with debt securities, common stock, preferred stock or other securities offered by any prospectus supplement and may be attached to or separate from any such offered securities. Series of warrants may be issued under a separate warrant agreement entered into between us and a bank or trust company, as warrant agent, all as will be set forth in the prospectus supplement relating to the particular issue of warrants. The warrant agent would act solely as our agent in connection with the warrants and would not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.

You should refer to the provisions of the warrant agreement that will be filed with the SEC in connection with the offering of warrants for the complete terms of the warrant agreement.

Prior to the exercise of any warrants, holders of such warrants will not have any rights of holders of the securities purchasable upon such exercise, including the right to receive payments of dividends, or the right to vote such underlying securities.

DESCRIPTION OF RIGHTS

We may issue rights to purchase debt securities, preferred stock, common stock or depositary shares. These rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the stockholder receiving the rights in such offering. In connection with any offering of such rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

Each series of rights will be issued under a separate rights agreement which we will enter into with a bank or trust company, as rights agent, all as set forth in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the certificates relating to the rights and will not assume any obligation or relationship of agency or trust with any holders of rights certificates or beneficial owners of rights. We will file the rights agreement and the rights certificates relating to each series of rights with the SEC, and incorporate them by reference as an exhibit to the registration statement of which this prospectus is a part on or before the time we issue a series of rights.

The applicable prospectus supplement will describe the specific terms of any offering of rights for which this prospectus is being delivered, including the following:

•	the date of determining the stockholders entitled to the rights distribution;

•	the number of rights issued or to be issued to each stockholder;

•	the exercise price payable for each share of debt securities, preferred stock, common stock or other securities issued upon the exercise of the rights;

•	the number and terms of the shares of debt securities, preferred stock, common stock or other securities which may be purchased per each right;

•	the extent to which the rights are transferable;

•	the date on which the holder’s ability to exercise the rights shall commence, and the date on which the rights shall expire;

•	the extent to which the rights may include an over-subscription privilege with respect to unsubscribed securities;

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of such rights; and

•	any other terms of the rights, including the terms, procedures, conditions and limitations relating to the exchange and exercise of the rights.

The description in the applicable prospectus supplement of any rights that we may offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate, which will be filed with the SEC.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more debt securities, shares of common stock or preferred stock, warrants or any combination of such securities. In addition, the prospectus supplement relating to units will describe the terms of any units we issue, including as applicable:

•	the designation and terms of the units and the securities included in the units;

•	any provision for the issuance, payment, settlement, transfer or exchange of the units;

•	the date, if any, on and after which the units may be transferable separately;

•	whether we will apply to have the units traded on a securities exchange or securities quotation system;

•	any material United States federal income tax consequences; and

•	how, for United States federal income tax purposes, the purchase price paid for the units is to be allocated among the component securities.

DESCRIPTION OF DEPOSITARY SHARES

The following summarizes some of the general provisions of the deposit agreement and of the depositary shares and depositary receipts, other than pricing and related terms disclosed in a prospectus supplement. You should read the particular terms of any depositary shares and any depositary receipts that are offered by us and any deposit agreement relating to a particular series of preferred stock which will be described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered. A form of deposit agreement, including the form of depositary receipt, will be filed as an exhibit to the registration statement of which this prospectus forms a part.

General

We may, at our option, elect to offer fractional shares or multiple shares of preferred stock, rather than whole individual shares of preferred stock. If we decide to do so, we will issue the preferred stock in the form of depositary shares. Each depository share will represent a fraction or multiple of a share of a particular series of preferred stock and will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional or multiple shares of preferred stock in accordance with the terms of the prospectus supplement or other offering materials.

The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us having its principal office in the United States and having a combined capital and surplus of at least $50,000,000, as preferred stock depositary. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including dividend, voting, redemption, conversion and liquidation rights, in proportion to the applicable fraction of a share of preferred stock represented by the depositary share.

Dividends and Other Distributions

The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to the underlying preferred stock in proportion to the number of the depositary shares owned by the holders.

The preferred stock depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled to these distributions. If the preferred stock depositary determines that it is not feasible to make a distribution, it may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of the depositary shares.

Conversion or Exchange of Preferred Stock

If a series of preferred stock represented by depositary shares is subject to conversion or exchange, the applicable prospectus supplement will describe the rights or obligations of each record holder of depositary receipts to convert or exchange the depositary shares.

Redemption of Preferred Stock

If we redeem a series of preferred stock represented by depositary shares, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of the applicable series of preferred stock. The depositary shares will be redeemed by the preferred stock depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred stock so redeemed.

Whenever we redeem shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same date the number of depositary shares representing shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred stock depositary by lot or ratably or by any other equitable method as the preferred stock depositary decides.

Withdrawal of Preferred Stock

Unless the related depositary shares have previously been called for redemption, any holder of depositary shares may receive the number of whole shares of the related series of preferred stock and any money or other property represented by those depositary shares after surrendering the related depositary receipts at the corporate trust office of the preferred stock depositary. Holders of depositary shares making these withdrawals will be entitled to receive whole shares of preferred stock on the basis set forth in the prospectus supplement or other offering materials for that series of preferred stock.

However, holders of whole shares of preferred stock will not be entitled to deposit that preferred stock under the deposit agreement or to receive depositary shares for that preferred stock after withdrawal. If the depositary shares surrendered by the holder in connection with withdrawal exceed the number of depositary shares that represent the number of whole shares of preferred stock to be withdrawn, the preferred stock depositary will deliver to that holder at the same time new depositary receipts evidencing the excess number of depositary shares.

Voting Deposited Preferred Stock

When the preferred stock depositary receives notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in the notice to the record holders of the depositary shares relating to the applicable series of preferred stock. Each record holder of the depositary shares on the record date will be entitled to instruct the preferred stock depositary to vote the amount of the preferred stock represented by the holder’s depositary shares. To the extent possible, the preferred stock depositary will vote the amount of the series of preferred stock represented by depositary shares in accordance with the instructions it receives.

We will agree to take all reasonable actions that the preferred stock depositary determines are necessary to enable the preferred stock depositary to vote as instructed. The preferred stock depositary will vote all shares of any series of preferred stock held by it proportionately with instructions received if it does not receive specific instructions from the holders of depositary shares representing that series of preferred stock.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the preferred stock depositary. However, any amendment that imposes additional charges or materially and adversely alters the existing rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the affected depositary shares then outstanding. Holders who retain their depositary shares after the amendment becomes effective will be deemed to agree to the amendment and will be bound by the amended deposit agreement. The deposit agreement automatically terminates if:

•	all outstanding depositary shares have been redeemed;

•	each share of preferred stock has been converted into or exchanged for common stock; or

•	a final distribution in respect of the preferred stock has been made to the holders of depositary shares in connection with any liquidation, dissolution or winding up of Resolute.

We may terminate the deposit agreement at any time and the preferred stock depositary will give notice of that termination to the record holders of all outstanding depositary receipts not less than 30 days prior to the termination date. In that event, the preferred stock depositary will deliver or make available for delivery to holders of depositary shares, upon surrender of the related depositary receipts, the number of whole or fractional shares of the related series of preferred stock as are represented by those depositary shares.

Charges of Preferred Stock Depositary; Taxes and Other Governmental Charges

No fees, charges and expenses of the preferred stock depositary or any agent of the preferred stock depositary or of any registrar will be payable by any person other than us, except for any taxes and other governmental charges and except as provided in the deposit agreement. If the preferred stock depositary incurs fees, charges or expenses for which it is not otherwise liable at the election of a holder of depositary shares or other person, that holder or other person will be liable for those fees, charges and expenses.

Resignation and Removal of Depositary

The preferred stock depositary may resign at any time by delivering to us notice of its intent to do so, and we may at any time remove the preferred stock depositary. Any resignation or removal will take effect upon the appointment of a successor preferred stock depositary and its acceptance of the appointment. A successor preferred stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

The preferred stock depositary will forward all reports and communications from Resolute that are delivered to the preferred stock depositary and which we are required to furnish to the holders of the deposited preferred stock.

Neither the preferred stock depositary nor Resolute will be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. The obligations of Resolute and the preferred stock depositary under the deposit agreement will be limited to performance with honest intentions of their duties under the agreement and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory indemnity is furnished. Resolute and the preferred stock depositary may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

LEGAL MATTERS

Davis Graham & Stubbs LLP of Denver, Colorado has provided its opinion on the validity of the securities offered by this prospectus.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The statement of revenue and direct operating expenses of Firewheel Properties for the year ended December 31, 2015 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The information included in this prospectus or incorporated by reference herein regarding estimated quantities of proved reserves, the future net revenues from those reserves and their present value is based, in part, on the estimated reserve evaluations and related calculations provided by the Company and audited by Netherland, Sewell & Associates, Inc., independent petroleum engineering consultants. These estimates are aggregated and the sums are included in this prospectus or incorporated by reference herein in reliance upon the authority of that firm as experts in petroleum engineering.

3,800,000 Shares

Resolute Energy Corporation

Common Stock

Prospectus supplement

Joint Book-Running Managers

BMO Capital Markets	Goldman, Sachs & Co.

Barclays	Capital One Securities	Johnson Rice & Company L.L.C.

SunTrust Robinson Humphrey

Co-Managers

Petrie Partners Securities	Seaport Global Securities	Wunderlich